                                                                  Exhibit (a)(1)

                           Offer To Purchase For Cash
                     All Outstanding Shares of Common Stock
                                      and
        All Outstanding Shares of Series A Cumulative Convertible Stock
                                       of

                             Harcourt General, Inc.
                                       at
              $59.00 Net Per Share for each Share of Common Stock
                                      and
                     $77.29 Net Per Share for each Share of
                     Series A Cumulative Convertible Stock
                                       by
                               REH Mergersub Inc.
                          a wholly owned subsidiary of

                               Reed Elsevier Inc.
                            ------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, DECEMBER 7, 2000,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK OF HARCOURT GENERAL, INC. (THE "COMPANY" or "HARCOURT") WHICH, TOGETHER WITH ANY SHARES OWNED, DIRECTLY OR INDIRECTLY, BY REED ELSEVIER INC. OR REH MERGERSUB INC. OR ANY SUBSIDIARY OR CONTROLLED AFFILIATE REPRESENT, ON THE DATE OF PURCHASE, AT LEAST A MAJORITY IN VOTING POWER OF COMMON STOCK OF THE COMPANY (DETERMINED ON A FULLY DILUTED BASIS) AND (II) ANY APPROVALS, CLEARANCES OR WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND OTHER REQUISITE OR ADVISABLE APPROVALS, CLEARANCES OR WAITING PERIODS UNDER ANY OTHER MATERIAL ANTITRUST LAWS APPLICABLE TO THE OFFER, THE MERGER OR THE SUBSEQUENT TRANSACTION HAVING BEEN OBTAINED, EXPIRED OR TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE "THE
OFFER -- CONDITIONS TO THE OFFER".
                            ------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.
                            ------------------------

                                   IMPORTANT

If you are a holder of Harcourt common stock or preferred stock and wish to tender your shares in the offer, you must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares", or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that person if you wish to tender your shares.

If you wish to tender your shares and cannot deliver certificates representing your shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your shares pursuant to the guaranteed delivery procedure set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares".

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
                            ------------------------

                      The Dealer Manager for the Offer is:
                           MORGAN STANLEY DEAN WITTER
November 8, 2000

                            ------------------------
                               TABLE OF CONTENTS
                            ------------------------

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE OFFER...................................................    7
  Terms of the Offer; Expiration Date.......................    7
  Acceptance for Payment and Payment for Shares.............    9
  Procedures for Accepting the Offer and Tendering Shares...   10
  Withdrawal Rights.........................................   12
  Material United States Federal Income Tax Consequences to
     Holders of Shares......................................   13
  Price Range of Shares.....................................   14
  Certain Information Concerning the Company................   15
  Certain Information Concerning Reed Elsevier and
     Purchaser..............................................   17
  Source and Amount of Funds................................   19
  Background of the Offer...................................   20
  Purpose and Structure of the Offer........................   22
  Plans for the Company.....................................   23
  The Merger Agreement......................................   24
  The Stockholder Agreement.................................   36
  Appraisal Rights..........................................   37
  Certain Effects of the Offer..............................   37
  Conditions to the Offer...................................   38
  Certain Legal Matters; Regulatory Approvals...............   40
  Fees and Expenses.........................................   43
  Miscellaneous.............................................   44
SCHEDULE I  Directors and Executive Officers of Reed
            Elsevier Inc., REH Mergersub Inc., Reed Elsevier
            U.S. Holdings Inc., Reed Elsevier Overseas BV,
            Reed Elsevier Holdings BV, Reed Elsevier plc,
            Reed International P.L.C., and Elsevier NV......  I-1

                               SUMMARY TERM SHEET

     Reed Elsevier Inc. ("Reed Elsevier"), through its wholly owned subsidiary, REH Mergersub Inc. ("REH"), is offering to purchase all of the outstanding common stock, par value $1.00 per share ("common stock"), of Harcourt General, Inc. ("Harcourt") for $59.00 per share in cash and all of the outstanding series A cumulative convertible stock, par value $1.00 per share ("preferred stock"), of Harcourt for $77.29 per share in cash. The following are some of the questions you, as a stockholder of Harcourt, may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     We are Reed Elsevier Inc., a Massachusetts corporation, and through our wholly owned subsidiary, REH Mergersub Inc., a Delaware corporation, we are offering to purchase all of the outstanding common stock and preferred stock of Harcourt. REH was formed for the purpose of making this tender offer. Both Reed Elsevier and REH are wholly owned subsidiaries of Reed Elsevier plc, a public limited company registered in England.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock and all of the outstanding preferred stock.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay in cash the price of $59.00 per share, net to holders of common stock, and $77.29 per share, net to holders of preferred stock. Since each share of preferred stock is convertible into 1.31 shares of common stock, the amount we are offering to pay for each share of preferred stock was determined by multiplying 1.31 by the amount we are offering to pay for each share of common stock.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We will provide REH with sufficient funds to purchase all of the shares tendered to us in the offer and to complete the merger which is expected to follow the successful completion of the offer. It is anticipated that the funds will be obtained from commercial paper and other short term borrowings, and if necessary by drawdown against committed bank facilities. See "The
Offer -- Source and Amount of Funds".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender your shares in the offer because the form of payment consists solely of cash and the offer is not conditioned on our ability to obtain financing. See "The Offer -- Certain Information Concerning Reed Elsevier and Purchaser" and "The Offer -- Source and Amount of Funds".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Thursday, December 7, 2000, to decide whether to tender your shares in the offer, unless we decide to extend the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure described in this Offer to Purchase. See "The Offer -- Terms of the Offer; Expiration Date" and "The
Offer -- Procedures for Accepting the Offer and Tendering Shares".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Citibank, N.A., the depositary for the offer, of that fact. We will also make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares in the offer unless there are validly tendered and not withdrawn prior to the expiration of the offer a number of shares of common stock which, together with any other shares owned, directly or indirectly, by Reed Elsevier, or REH or any subsidiary or controlled affiliate, represent at least a majority in voting power of common stock of Harcourt (determined on a fully diluted basis). We calculate the minimum number of shares required to be tendered to be approximately 38,309,690 shares of common stock immediately prior to expiration of this offer. In addition, our obligation to purchase shares in the offer is conditioned upon any approvals, clearances or waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other requisite or advisable approvals, clearances or waiting periods under any other material antitrust laws applicable to the offer, the merger or the subsequent transaction between Reed Elsevier and The Thomson Corporation, described below, having been obtained, expired or terminated, as well as certain other conditions. See "The Offer -- Conditions to the Offer" and "The Offer -- Plans for the Company".

HOW DO I TENDER MY SHARES?

     If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal, to Citibank, N.A., the depositary for the offer, or following the procedures for a book-entry transfer, not later than the time the offer expires. If your shares are held in street name, you must instruct your nominee to tender the shares. If you are unable to deliver the required documents to the depositary by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three day period. See "The Offer -- Procedures for Accepting the Offer and Tendering Shares".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to the depositary prior to the expiration of the offer. See "The Offer -- Withdrawal Rights".

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired. See "The Offer -- Withdrawal Rights".

IS THERE AN AGREEMENT GOVERNING THE OFFER?

     Yes. Reed Elsevier, REH and Harcourt have entered into a merger agreement dated as of October 27, 2000. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of REH into Harcourt following the offer. See "The Offer -- The Merger Agreement".

WHAT DOES THE BOARD OF DIRECTORS OF HARCOURT THINK OF THE OFFER?

     The board of directors of Harcourt has unanimously determined that the offer and the merger are fair to and in the best interests of the stockholders of Harcourt, and recommends that Harcourt stockholders accept the offer and tender their shares. See "The Offer -- Background of the Offer" and "The
Offer -- The Merger Agreement".

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Members of the Smith family, including Richard A. Smith, Chairman of the Board, and Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Executive Officers of Harcourt, have collectively agreed to convert their shares of Class B stock of Harcourt into shares of common stock of Harcourt and to tender those shares in the offer. We believe the shares of Class B stock of Harcourt held by the Smith family along with the shares of common stock held by the Smith family which the Smith family has agreed to tender represent approximately 27.3% of the outstanding common stock of Harcourt and Class B stock of Harcourt and approximately 25.8% of the common stock of Harcourt on a fully diluted basis. See "The Offer -- The Stockholder Agreement".

HOW DO I TENDER MY SHARES IF I HOLD SHARES OF CLASS B STOCK, BUT AM NOT PART OF THE SMITH FAMILY DESCRIBED ABOVE?

     The offer is only for shares of common stock and preferred stock of Harcourt. If you hold shares of Class B stock and wish to participate in the offer, you must first convert your shares of Class B stock into common stock. You can call Fleet National Bank, care of EquiServe, in its capacity as transfer agent for Harcourt at (800) 736-3001 for instructions on how to convert. Even if you do not convert your shares of Class B stock into common stock, your shares will become automatically converted into common stock immediately prior to the consummation of the offer as a result of the conversion by the Smith family of its Class B stock. If you do not convert your Class B stock into common stock and tender those shares in the Offer, you will not receive consideration for your shares unless and until the merger occurs.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL HARCOURT CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, Harcourt will be privately owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Harcourt's common stock will no longer be eligible to be traded on the New York Stock Exchange, there may not be a public trading market for Harcourt's stock, and Harcourt may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL HARCOURT SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If the offer is consummated, Reed Elsevier and Harcourt plan to merge REH into Harcourt. The merger is subject to additional conditions, including the condition that no statute, rule, regulation, executive order, decree, ruling, injunction or other permanent order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, any foreign state, county, city or other provincial subdivision which prohibits, restrains or enjoins the consummation of the merger and, if required, the stockholders of Harcourt shall have approved the merger. If that merger takes place, Reed Elsevier will own all of the shares of Harcourt and all remaining public stockholders (other than stockholders properly exercising appraisal rights) will receive $59.00 per share (or any other higher price per share that is paid in the offer) in cash in the case of holders of common stock, and $77.29 per share (or any other higher price that is paid in the offer) in cash in the case of holders of preferred stock.

HOW WILL I BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

     Your receipt of cash for shares of Harcourt's common stock or Harcourt's preferred stock in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the offer and (2) your adjusted tax basis in the shares of Harcourt's common stock or Harcourt's preferred stock you surrender in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long term capital gain or loss if the shares have been held for more than one year at the time the offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences to you of the offer and the merger.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders (other than those properly exercising appraisal rights) who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that if you tender your shares in the offer, you will be paid earlier and will not have dissenters' rights. However, even if the merger does not take place, the number of stockholders and shares of Harcourt that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Harcourt's shares. Also, as described above, Harcourt may cease making filings with the Securities and Exchange Commission or may no longer be required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 26, 2000, the last full trading day before we announced the merger agreement with Harcourt, the last sale price of Harcourt's common stock reported on the New York Stock Exchange was $52.10 per share and on October 25, 2000, the last full trading day on which shares of Harcourt's preferred stock were traded before we announced the merger agreement with Harcourt, the last sale price of preferred stock reported on the New York Stock Exchange was $69.00 per share. On November 7, 2000 the last full trading day before the date of this offer to purchase, the last sale price of Harcourt's common stock was $54.51 per share and on November 2, 2000, the last full trading day on which shares of Harcourt's preferred stock were traded before the date of this offer, the last sale price of preferred stock reported on the New York Stock Exchange was $71.40 per share. We advise you to obtain a recent quotation for shares of Harcourt's common stock or preferred stock, as the case may be, in deciding whether to tender your shares.

WILL I RECEIVE MY QUARTERLY DIVIDEND IF I HAVE TENDERED MY SHARES AND THE OFFER HAS NOT YET BEEN CONSUMMATED?

     Yes.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call our representatives MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) or Morgan Stanley Dean Witter at
(212) 761-4834. MacKenzie Partners, Inc. is acting as the information agent and Morgan Stanley & Co. Incorporated is acting as the dealer manager for our offer.

TO THE HOLDERS OF SHARES OF COMMON STOCK AND PREFERRED STOCK OF HARCOURT GENERAL, INC.:

                                  INTRODUCTION

     REH Mergersub Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Reed Elsevier Inc., a Massachusetts corporation ("Reed Elsevier"), hereby offers to purchase (i) all of the outstanding shares of common stock, par value $1.00 per share (the "Common Shares"), of Harcourt General, Inc. (the "Company" or "Harcourt") at a price of $59.00 per Common Share, net to the seller in cash (the "Common Offer Price"), and (ii) all of the outstanding shares of series A cumulative convertible stock, par value $1.00 per share (the "Preferred Shares"), of the Company at a price of $77.29 per Preferred Share, net to the seller in cash (the "Preferred Offer Price"), in each case, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Common Shares collectively with the Preferred Shares are referred to herein as the Shares.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 27, 2000 (the "Merger Agreement") among Reed Elsevier, Purchaser and the Company. The Merger Agreement provides that, following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), which will be wholly owned by Reed Elsevier. At the effective time of the Merger (the "Effective Time"), each Common Share and each Preferred Share outstanding immediately prior to the Effective Time (other than Common Shares and Preferred Shares owned by Reed Elsevier or Purchaser or by the Company as treasury stock or the subsidiaries of the Company, all of which will be cancelled (other than Common Shares held by the subsidiaries of the Company), and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $59.00 (or any greater per Common Share price paid in the Offer) in cash, without interest in the case of the Common Shares (the "Common Stock Merger Consideration") or $77.29 (or any greater per Preferred Share price paid in the Offer) in cash, without interest in the case of the Preferred Shares (the "Preferred Stock Merger Consideration"). The Merger Agreement is more fully described in "The Offer -- The Merger Agreement", which also contains a discussion of the treatment of stock options.

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes resulting from the acquisition of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Reed Elsevier or Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated as dealer manager ("Morgan Stanley" or the "Dealer Manager"), Citibank, N.A., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF HARCOURT AND RECOMMENDS THAT HARCOURT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to the Company, has delivered to the Company Board its opinion dated October 27, 2000 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters stated in such opinion, the $59.00 per Common Share in cash to be received by holders of Common Shares (other than members of the Smith Family Group as defined below) in the Offer and the Merger is fair from a financial point of view to such holders. The full text of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex A to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the SEC in connection with the Offer and which is being mailed to the Company's stockholders concurrently herewith. Stockholders are urged to, and should read the Financial Advisor Opinion carefully.

     The Company has been advised that each of its directors and executive officers intends to tender all of his or her Shares pursuant to the Offer except to the extent that such tender would require disgorgement of profits from any such tender to the Company under Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH ANY SHARES OWNED, DIRECTLY OR INDIRECTLY, BY REED ELSEVIER OR PURCHASER, OR ANY SUBSIDIARY OR CONTROLLED AFFILIATE, REPRESENT, ON THE DATE OF PURCHASE, AT LEAST A MAJORITY IN VOTING POWER OF THE COMMON SHARES (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON ANY APPROVALS, CLEARANCES OR WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") AND OTHER REQUISITE OR ADVISABLE APPROVALS, CLEARANCES OR WAITING PERIODS UNDER ANY OTHER MATERIAL ANTITRUST LAWS APPLICABLE TO THE OFFER, THE MERGER OR THE SUBSEQUENT TRANSACTION (THE "SUBSEQUENT TRANSACTION") BETWEEN REED ELSEVIER AND THE THOMSON CORPORATION ("THOMSON") HAVING BEEN OBTAINED, EXPIRED OR TERMINATED AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE "THE OFFER -- CONDITIONS TO THE OFFER" AND "THE OFFER -- PLANS FOR THE COMPANY".

     The Company has advised Reed Elsevier that, on October 26, 2000, 55,049,531 Common Shares were issued and outstanding; 3,289,353 Common Shares were subject to issuance upon the exercise or conversion of employee options; 18,111,768 Common Shares were subject to issuance upon conversion of the Class B Stock, par value $1.00 per share, of the Company (the "Class B Stock") and 1,016,184 Common Shares were subject to issuance upon conversion of the Preferred Shares. Purchaser believes that the Minimum Condition would be satisfied if approximately 38,309,690 Common Shares were validly tendered and not withdrawn immediately prior to the expiration of the Offer. Pursuant to the Stockholder Agreement, dated as of October 27, 2000 (the "Stockholder Agreement"), Richard
A. Smith, Chairman of the Company, Nancy L. Marks, Mr. Smith's sister, Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Executive Officers and directors of the Company, Jeffrey R. Lurie, a director of the Company, and other members of their families and various family corporations, trusts and charitable foundations (the "Smith Family Group") (each, a "Stockholder"), have collectively agreed to convert all of their shares of the Class B Stock (19,955,998 shares as of October 20, 2000) into Common Shares and tender such shares in the Offer. Collectively, the shares of Class B Stock held by the Smith Family Group, along with the Common Shares held by the Smith Family Group which the Smith Family Group has agreed to tender, represent approximately 27.3% of the outstanding Common Shares and shares of Class B Stock and approximately 25.8% of the Common Shares on a fully diluted basis. See "The Offer -- The Stockholder Agreement".

     The Merger Agreement provides that if requested by Reed Elsevier, the Company shall, as soon as reasonably practicable following the purchase of Shares pursuant to the Offer, and from time to time thereafter, use its best efforts to cause a majority of directors of the Company to consist of persons designated or elected by Reed Elsevier. See "The Offer -- The Merger Agreement".

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval of the Merger Agreement by the Company's stockholders. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Reed Elsevier, Purchaser and the Smith Family Group have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See "The Offer -- The Merger Agreement".

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under "The Offer -- Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, December 7, 2000, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in "The Offer -- Conditions to the Offer". Subject to the provisions of the Merger Agreement, Purchaser may waive, in whole or in part at any time or from time to time, any such condition; provided that, unless previously approved by the Company in writing, Purchaser may not waive the Minimum Condition or the following conditions set forth in clauses (a), (e), and (f) under "The Offer -- Conditions to the Offer":

     - condition (a) that, among other things, provides that no laws or court orders applicable to Reed Elsevier, Purchaser, Harcourt, Thomson, the Offer or the Merger makes illegal, restrains or prohibits the Offer or the consummation of the Merger, or prohibits or limits in any material respect the ownership or operation by Harcourt or Reed Elsevier of a material portion of Harcourt's business or assets, or the ownership or operation by Thomson of a material portion of the business or assets to be acquired by Thomson in the Subsequent Transaction;

     - condition (e) that the Merger Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated with the consent of Harcourt; and

     - condition (f) that any approvals, clearances or waiting periods under the HSR Act and other requisite or advisable approvals, clearances or waiting periods under any other material antitrust law applicable to the Offer, the Merger or the Subsequent Transaction having been obtained, expired or terminated.

"The Offer -- Conditions to the Offer" sets forth these conditions in their entirety. See "The Offer -- Plans for the Company" for a discussion of certain additional limitations on Purchaser's right to waive conditions to the Offer.

Purchaser may not, unless previously approved by the Company in writing:

     - decrease the price per Share payable in the Offer,

     - change the form of consideration payable in the Offer,

     - reduce the maximum number of Shares to be purchased in the Offer,

     - impose conditions to the Offer in addition to the conditions set forth in "The Offer -- Conditions to the Offer", or

     - modify or amend the Offer Conditions or the Offer, in each case, in a manner which is adverse to the holders of Shares.

     Purchaser may, without the consent of the Company, (i) in its sole discretion, extend the expiration date of the Offer for one or more periods (not in excess of ten business days) but in no event later than July 24, 2001, if any condition of the Offer has not been satisfied or waived (other than as a result of the failure by Reed Elsevier or Purchaser to perform any of its obligations under the Merger Agreement) and (ii) extend the expiration date of the Offer as required by applicable law.

     Purchaser shall, at the request of the Company, extend the expiration date of the Offer for one or more periods (not in excess of ten business days each) but in no event later than July 24, 2001, if at the then-scheduled expiration date any of the Offer Conditions are not satisfied or waived. Purchaser shall also extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the time during which the Offer is open, is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "The Offer -- Withdrawal Rights". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that, on the terms and subject to prior satisfaction or waiver of the Offer Conditions, Purchaser shall accept for payment and pay for Shares as soon as it is permitted to do so under applicable law.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. However, a minimum of ten (10) business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, Purchaser will extend the Offer until at least the expiration of such tenth (10th) business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See "The Offer -- Certain Legal Matters; Regulatory Approvals".

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares", (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Common Offer Price or the Preferred Offer Price, as the case may be, therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under "The Offer -- Terms of the Offer; Expiration Date", the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in "The Offer -- Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE COMMON OFFER PRICE FOR COMMON SHARES OR THE PREFERRED OFFER PRICE FOR PREFERRED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Reed Elsevier reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve Reed Elsevier of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

     (1) such tender is made by or through an Eligible Institution;

     (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (3) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

     THE METHOD OF DELIVERY OF SHARES, SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of such Shares may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and other securities) for which the appointment is effective, be empowered to exercise any voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares to the extent such Shares have voting rights (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURSUANT TO THE OFFER, EACH UNITED STATES HOLDER IS URGED TO PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT SOCIAL SECURITY NUMBER OR OTHER TAXPAYER IDENTIFICATION NUMBER, OR CERTIFY THAT THE STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING, BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF THE STOCKHOLDER DOES NOT ESTABLISH THAT BACKUP WITHHOLDING DOES NOT APPLY TO THAT STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTIONS TO THE LETTER OF TRANSMITTAL. IF A STOCKHOLDER IS A NONRESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, THE STOCKHOLDER IS URGED TO GIVE THE DEPOSITARY A COMPLETED W-8BEN (CERTIFICATE OF FOREIGN STATUS) PRIOR TO RECEIPT OF PAYMENT.

WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 6, 2001, unless theretofore accepted for payment as provided in this Offer to Purchase.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     If Purchaser extends the periods of time during which the Offer is open, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Offer -- Procedures for Accepting the Offer and Tendering Shares".

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SHARES

     This summary of the material United States federal income tax consequences to the Company's stockholders of the Offer and the Merger is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a stockholder in light of its particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States, dissenting stockholders, stockholders that hold their Shares as part of a straddle or a hedging, constructive sale or conversion transaction and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE EFFECT OF UNITED STATES STATE AND LOCAL TAX LAWS OR FOREIGN TAX LAWS.

     Offer

     The receipt by a stockholder of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer and the stockholder's adjusted tax basis in the Shares surrendered by the stockholder pursuant to the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and will be long term capital gain or loss if the Shares have been held for more than one year at the time of the completion of the Offer. Long term capital gain of individuals is subject to tax at a maximum rate of 20%. The ability to deduct capital loss is subject to limitations.

     A stockholder of the Company may be subject to backup withholding at a rate of 31% unless, at the time it surrenders Shares, it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the stockholder, provided appropriate information is forwarded to the IRS. A stockholder of the Company should complete the Substitute Form W-9 that is included in the Letter of Transmittal.

     Merger

     The receipt by a stockholder of cash pursuant to the Merger would result in federal income tax consequences similar to those described above. Stockholders that receive cash pursuant to the Merger are urged to consult their own tax advisors.

PRICE RANGE OF SHARES

     The Common Shares are authorized for quotation on the New York Stock Exchange under the symbol "H". The following table sets forth, for the periods indicated, the high and low sales prices per Common Share for the periods indicated. Common Share prices are as reported on the New York Stock Exchange based on published financial sources.

                                                              COMMON SHARES
                                                             ----------------
                                                              HIGH      LOW
                                                             ------    ------
FISCAL YEAR 1999:*
  First Quarter............................................  $54.94    $47.63
  Second Quarter...........................................  $50.00    $43.94
  Third Quarter............................................  $54.00    $46.31
  Fourth Quarter...........................................  $47.13    $36.75
FISCAL YEAR 2000:
  First Quarter............................................  $41.50    $33.13
  Second Quarter...........................................  $40.50    $33.19
  Third Quarter............................................  $57.56    $36.25
  Fourth Quarter...........................................  $62.38    $51.50
FISCAL YEAR 2001:
  First Quarter (through November 7, 2000).................  $55.74    $54.20

---------------
* With the exception of the fourth quarter "low" price in fiscal 1999, these stock prices are prior to the tax-free distribution of shares in The Neiman Marcus Group, which was effective on October 22, 1999.

     On June 16, 2000, the last full trading day before the public announcement that the Company was exploring strategic alternatives, the last sale price per Common Share on the New York Stock Exchange was $38.01. On October 26, 2000, the last full trading day before the public announcement of the Merger Agreement, the last sale price per Common Share on the New York Stock Exchange was $52.10. On November 7, 2000, the last full day of trading before the commencement of the Offer, the last sale price per Common Share on the New York Stock Exchange was $54.51 per Common Share. Stockholders are urged to obtain a current market quotation for the Common Shares. As of November 3, 2000 there were approximately 6,987 holders of record of Common Shares and 55,113,075 outstanding Common Shares.

     The Preferred Shares are authorized for quotation on the New York Stock Exchange under the symbol "HPRA". The following table sets forth, for the periods indicated, the high and low sales prices per Preferred Share for the periods indicated. Preferred Share prices are as reported on the New York Stock Exchange based on published financial sources.

                                                             PREFERRED SHARES
                                                             ----------------
                                                              HIGH      LOW
                                                             ------    ------
FISCAL YEAR 1999:
  First Quarter............................................  $60.00    $55.00
  Second Quarter...........................................  $51.25    $48.13
  Third Quarter............................................  $56.75    $49.75
  Fourth Quarter...........................................  $52.00    $45.00
FISCAL YEAR 2000:
  First Quarter............................................  $52.38    $42.50
  Second Quarter...........................................  $50.00    $43.75
  Third Quarter............................................  $75.00    $46.75
  Fourth Quarter...........................................  $80.00    $69.00
FISCAL YEAR 2001:
  First Quarter (through November 7, 2000).................  $71.40    $71.40

     On June 9, 2000, the last full trading day on which Preferred Shares were traded before the public announcement that the Company was exploring strategic alternatives, the last sale price per Preferred Share on the New York Stock Exchange was $54.38. On October 25, 2000, the last full trading day on which Preferred Shares were traded before the public announcement of the Merger Agreement, the last sale price per Preferred Share on the New York Stock Exchange was $69.00. On November 2, 2000, the last full trading day on which Preferred Shares were traded before the commencement of the Offer, the last sale price per Preferred Share on the New York Stock Exchange was $71.40 per Preferred Share. Stockholders are urged to obtain a current market quotation for the Preferred Shares. As of November 3, 2000 there were approximately 394 holders of record of Preferred Shares and 727,235 outstanding Preferred Shares.

CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company. Harcourt General, Inc. is a Delaware corporation. The address of the Company's principal executive offices is 27 Boylston Street, Chestnut Hill, Massachusetts 02467. The telephone number of the Company at such offices is (617) 232-8200.

     The Company is a leading global multiple-media publisher providing educational, training and assessment products and services to classroom, corporate, professional and consumer markets. Prior to October 22, 1999, the Company owned a controlling interest in The Neiman Marcus Group, Inc. ("NMG"), a high-end specialty retailer. On October 22, 1999, the Company distributed to its stockholders approximately 21.4 million of the 26.4 million shares of NMG common stock held by the Company. The Company operates its business through four principal segments, as described briefly below.

     The Education Group is a leading content provider to classroom and at-home K-12 and supplemental learners offering a complementary array of value-added products and services through school, library and direct-to-consumer channels. The Education Group includes the operations of Harcourt School Publishers; Holt, Rinehart and Winston ("HRW"); Steck-Vaughn; and Harcourt Trade Publishers. The Education Group publishes textbooks and related instructional materials for kindergarten to grade eight through Harcourt School and for the middle and secondary education markets through HRW. Steck-Vaughn publishes supplemental educational materials used in elementary, secondary and adult education, test preparation materials, and offers English language literacy programs for training workers for whom English is a second language. Harcourt Trade publishes children's books, general adult fiction and nonfiction hardcover books, and trade paperbacks under the Harvest imprint.

     The Higher Education Group brings traditional and technology-enabled content to adults seeking higher education in traditional and non-traditional settings, offering a broad array of products and services to the campus-based, direct-to-consumer and corporate markets. The Higher Education Group includes Harcourt College Publishers, Harcourt Learning Direct, Archipelago Productions and Harcourt Professional Education. Harcourt College publishes textbooks and other materials for the college and university market under the Harcourt, Saunders, Dryden and HRW imprints. Harcourt Learning Direct and Harcourt Higher Education provide traditional and technology-based distance learning opportunities in vocational, degree and professional self-study programs. Harcourt Professional Education conducts review courses under the BAR/BRI name for individuals preparing for bar examinations, as well as live-lecture and computer-based review courses for law and accounting examinations, and publishes print and electronic information resources, including reference guides and newsletters for financial, legal and human resources professionals.

     The Corporate and Professional Services Group produces technology-based training, assessment and educational products and services for the corporate learner market and individual professionals. The Corporate and Professional Services Group includes the operations of NETglobal (including NETg and Knowledge Communication, Inc. ("KCI")); The Psychological Corporation ("TPC"); Assessment Systems, Inc. ("ASI"); and Drake Beam Morin ("DBM"). NETg develops and sells self-study information technology and related professional training products and services which are delivered by CD-ROM, the Internet, and corporate intranets to information technology professionals. KCI provides technology-based professional development and business skills training. TPC provides tests and related products and services for educational and psychological assessment. ASI develops and administers computer-based tests and related services for professional and regulatory licensing and credentialing and corporate pre-employment testing. DBM is one of the world's leading organizational and individual transition consulting firms, assisting organizations and individuals worldwide in outplacement, career and transition management and employee selection.

     The Worldwide Scientific, Technical and Medical ("STM") Group is a leading provider of information products through both traditional and new technology-enabled channels to health, scientific and technical professionals worldwide. The STM Group includes Harcourt Health Sciences, comprised of the global medical publishing operations of W.B. Saunders, Mosby and Churchill Livingstone; Academic Press; and Harcourt Publishers International. Harcourt Health Sciences publishes books, periodicals and electronic products in the health sciences, and advertising-based newsletters for health professionals. Academic Press publishes scholarly books, journals, data bases and products and value-added services in print and electronic media, in the life, physical, social and computer sciences.

     Harcourt Publishers International is responsible for international distribution of Harcourt English language products and the publication of adaptations, translations and indigenous materials worldwide.

     Capital Structure. The authorized capital of the Company consists of (a) 150,000,000 shares of Common Stock, par value $1.00 per share, (b) 80,000,000 shares of Class B Stock, par value $1.00 per share, (c) 100,000,000 shares of Class C Stock, par value $1.00 per share, and (d) 40,000,000 shares of preferred stock, par value $1.00 per share, of which 10,000,000 shares of such preferred stock were designated as Series A cumulative convertible stock.

     As of November 3, 2000, the Company had 55,113,075 Common Shares outstanding, 18,111,768 shares of Class B Stock outstanding, and 727,235 Preferred Shares outstanding. As of November 3, 2000, 2,276,750 Common Shares were held in the treasury of the Company.

     The Company has issued options to acquire shares of common stock pursuant to the Harcourt General, Inc. 1988 Stock Incentive Plan and the Harcourt General, Inc. 1997 Incentive Plan. As of November 3, 2000, there were options outstanding to purchase 3,289,353 Common Shares.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Reed Elsevier has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Reed Elsevier takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Reed Elsevier.

     Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Reed Elsevier's review of the transactions contemplated by the Merger Agreement, the Company provided Reed Elsevier with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of consolidated Revenue, Gross Profit, and Total Operating Income for the Company's operating subsidiaries and excluded central corporate expenses and financing items. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

                                                FISCAL YEARS ENDING OCTOBER 31,
                              --------------------------------------------------------------------
                                2000        2001        2002        2003        2004        2005
                              --------    --------    --------    --------    --------    --------
                                                         (IN MILLIONS)
Revenue.....................  $2,383.9    $2,597.6    $2,869.3    $3,173.6    $3,562.8    $3,910.3
Gross Profit................   1,595.8     1,743.4     1,947.0     2,172.9     2,469.5     2,725.8
Total Operating Income*.....     384.8       437.0       514.2       611.2       734.3       835.7

---------------

* Total Operating Income is presented after amortization of goodwill and intangible assets.

     REED ELSEVIER AND PURCHASER UNDERSTAND THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO REED ELSEVIER AND PURCHASER IN CONNECTION WITH THEIR EVALUATION OF A BUSINESS COMBINATION TRANSACTION. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PURCHASER AND REED ELSEVIER THAT THESE PROJECTIONS WERE TO BE USED INTERNALLY FOR BUDGETING AND OTHER MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO REED ELSEVIER AND PURCHASER), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET, COMPETITIVE AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING THE IMPACT OF TECHNOLOGY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY REED ELSEVIER OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS, INCLUDING WITHOUT LIMITATION ASSUMPTIONS ON THE IMPACT OF NEW AND DEVELOPING BUSINESSES AND MARKETS, WILL PROVE ACCURATE OR THAT ANY OF THE PROJECTIONS WILL BE REALIZED. MOREOVER SUCH PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES WHICH ARE COMPOUNDED TO THE EXTENT THE PROJECTIONS ARE FURTHER REMOVED FROM THE DATE OF PREPARATION. THE COMPANY EXPECTS THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF REED ELSEVIER, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF REED ELSEVIER, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     THE PROJECTIONS DO NOT REFLECT THE CONSEQUENTIAL EFFECTS OF THE MERGER NOR THE IMPACT ON THE COMPANY OF THE SUBSEQUENT TRANSACTION, NOR DO THEY TAKE ANY ACCOUNT OF THE MANNER IN WHICH REED ELSEVIER MAY WISH TO MANAGE THE BUSINESS OF THE COMPANY NOR THE EFFECTS OF COMBINING THE BUSINESS OF THE COMPANY WITH THE BUSINESS OF REED ELSEVIER.

CERTAIN INFORMATION CONCERNING REED ELSEVIER AND PURCHASER

     Reed Elsevier is a Massachusetts corporation with its principal offices located at 275 Washington Street Newton, MA 02458. The telephone number of Reed Elsevier is (617) 964-3030. Reed Elsevier, through its several divisions and subsidiaries, is principally engaged in the following sectors: scientific and technical information; business-to-business information; and legal information.

     Purchaser is a Delaware corporation with its principal offices located at 275 Washington Street Newton, MA 02458, c/o Reed Elsevier Inc. The telephone number of Purchaser is (617) 558-4227. Purchaser is a wholly-owned subsidiary of Reed Elsevier. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

     Each of Reed Elsevier and Purchaser are wholly-owned subsidiaries of Reed Elsevier U.S. Holdings Inc., a Delaware corporation ("Reed Elsevier US"). Reed Elsevier US's principal offices are located at 1105 North Market Street, 9th Floor, Wilmington, Delaware 19801 and its telephone number is (302) 427-2672. It is a holding company for companies that are principally engaged in the following sectors: scientific and technical information; business-to-business information; and legal information.

     92.04% of the outstanding shares of capital stock of Reed Elsevier US is owned by Reed Elsevier Overseas BV, a company organized under the laws of The Netherlands ("Reed Elsevier Overseas") and the remaining 7.96% is owned by Reed Elsevier (7.50%) and Reed Technology & Information Services Inc., a Delaware corporation ("Reed Technology & Information Services") (0.46%). Reed Elsevier Overseas' principal offices are located at Van de Sande Bakhuyzenstraat 4, 1061 AG, Amsterdam, The Netherlands, and its telephone number is (31) (20) 515-9341. It is a holding company for companies that are principally engaged in the following sectors: scientific and technical information; business-to-business information; and legal information. Reed Technology & Information Services is a wholly-owned subsidiary of Reed Elsevier that is principally involved in electronic database management. Reed Technology & Information Services' principal offices are located at 1 Progress Drive, Horsham, Pennsylvania 19044 and its telephone number is (215) 682-5000.

     95% of the outstanding shares of capital stock of Reed Elsevier Overseas is owned by Reed Elsevier Holdings BV, a company organized under the laws of The Netherlands ("Reed Elsevier Holdings") and the remaining 5% is owned by Elsevier NV, a public limited company organized under the laws of The Netherlands ("Elsevier"). Reed Elsevier Holdings' principal offices are located at Van de Sande Bakhuyzenstraat 4, 1061 AG Amsterdam, The Netherlands, and its telephone number is (31)(20) 515-9341. It is a holding company for companies that are principally engaged in the following sectors: scientific and technical information; business-to-business information; and legal information. Elsevier's principal offices are located at Van de Sande Bakhuyzenstraat 4, 1061 AG Amsterdam, The Netherlands, and its telephone number is (31)(20) 515-9341. It is a holding company for companies that are principally engaged in the following sectors: scientific and technical information; business-to-business information; and legal information. Shares of Elsevier are listed on the Amsterdam Stock Exchange and London Stock Exchange and, through American Depositary Shares, on the New York Stock Exchange.

     Reed Elsevier Holdings is a wholly-owned subsidiary of Reed Elsevier plc, a public limited company registered in England. Reed Elsevier plc's principal offices are located at 25 Victoria Street, London SW1H 0EX, England, and its telephone number is (44)(20) 7222-8420. Reed Elsevier plc is a world leading publisher and information provider with its principal operations in the following sectors: scientific and technical information; business-to-business information and legal information.

     50% of the voting power of Reed Elsevier plc is owned by Elsevier, and 50% is owned by Reed International P.L.C., a public limited company registered in England ("Reed International"). Reed International is a holding company for companies that are principally engaged in the following sectors: scientific and technical information; business-to-business information; and legal information. Reed International's principal offices are located at 25 Victoria Street, London SW1H 0EX, England, and its telephone number is (44)(20) 7222-8420. Shares of Reed International are listed on the London Stock Exchange, Amsterdam Stock Exchange and, through American Depositary Shares, on the New York Stock Exchange. Reed International owns indirectly a 5.8% interest in Elsevier.

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Reed Elsevier, Purchaser, Reed Elsevier US, Reed Elsevier Overseas, Reed Elsevier Holdings, Reed Elsevier plc, Reed International and Elsevier and certain other information are set forth in
Schedule I hereto.

     Except as described in this Offer to Purchase, (1) none of Reed Elsevier, Purchaser nor, to the best knowledge of Reed Elsevier and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Reed Elsevier or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Reed Elsevier, Purchaser nor, to the best knowledge of Reed Elsevier and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Reed Elsevier, Purchaser nor, to the best knowledge of Reed Elsevier and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, during the past two years, none of Reed Elsevier, Purchaser nor, to the best knowledge of Reed Elsevier and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Reed Elsevier or any of its subsidiaries or, to the best knowledge of Reed Elsevier, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. The total amount of funds available to Purchaser to consummate the Offer and the Merger is approximately $6.5 billion, covering the acquisition cost, the potential refinancing of Harcourt debt and the funding of working capital and net corporate liabilities. This amount has not been reduced by proceeds to be received from Thomson in connection with the Subsequent Transaction.

     Purchaser will acquire all such funds from Reed Elsevier, which intends to obtain funds from commercial paper and other short term borrowings and if necessary by drawing against committed facilities, in accordance with the terms of a commitment letter dated November 7, 2000 ("Commitment Letter") among Reed International P.L.C., Elsevier NV, Reed Elsevier, Elsevier Finance SA, Deutsche Bank AG London ("Deutsche Bank"), Morgan Stanley Dean Witter Bank Limited (together with Deutsche Bank, the "Lead Arrangers") and Morgan Stanley Senior Funding Inc. (together with Deutsche Bank, the "Underwriters"). Pursuant to the Commitment Letter, the Underwriters have committed to make available to Reed Elsevier, Elsevier Finance SA and their wholly owned subsidiaries, including Purchaser, up to $8.5 billion of credit facilities. These facilities include the $6.5 billion available to complete the Offer and the Merger, together with the replacement and retirement of an existing $1 billion bilateral bank facility with Morgan Stanley Senior Funding Inc. and other existing facilities totaling $1 billion, should these facilities not be renewed prior to December 11, 2000. The interest rate payable on any funds made available under these credit facilities will generally be in a range from 0.35% to 0.625% over the relevant London Interbank Offered Rate (LIBOR).

     The credit facilities are expected to be reduced by the $2.06 billion of gross proceeds, less applicable taxes, to be received from Thomson in connection with the Subsequent Transaction and by any of the $0.85 billion of Harcourt public long term debt assumed at the Effective Time. It is also intended, subject to market conditions, that the facilities will be reduced through the issuance of term debt securities. New equity of up to 10% of the issued share capitals of Reed International P.L.C. and Elsevier NV, will also be considered, subject to market conditions. The proceeds from any such new equity would also be used to reduce the indebtedness outstanding under these facilities.

BACKGROUND OF THE OFFER

     On June 19, 2000, the Company announced to the public that it was exploring strategic alternatives. Shortly thereafter Reed Elsevier received a telephone call from a representative of Goldman Sachs who inquired as to Reed Elsevier's possible interest in acquiring the Company and whether Reed Elsevier would be interested in receiving further information.

     On June 28, 2000, the Company and Reed Elsevier entered into the confidentiality and standstill agreement for the purpose of facilitating the delivery of confidential information regarding the Company to Reed Elsevier. On June 30, 2000, Reed Elsevier received a confidential memorandum from Goldman Sachs, on behalf of the Company. On July 27, 2000, Reed Elsevier received a letter from Goldman Sachs inviting Reed Elsevier to provide a preliminary indication of its interest by August 18, 2000.

     On August 18, 2000, Reed Elsevier expressed its preliminary indication of interest in acquiring the Company as a whole. During the period following the delivery of its preliminary indication of interest, Reed Elsevier and its representatives were given access to a confidential data room to conduct business, legal and financial due diligence on the business and properties of the Company. In addition, on September 13, 2000 the Company made management presentations to Reed Elsevier in Boston, Massachusetts and on September 27, 2000, the Company made management presentations to Reed Elsevier in New York, New York.

     On October 2, 2000, Reed Elsevier received a letter from Goldman Sachs, on behalf of the Company, outlining the procedures for submitting a final bid for the Company as a whole by October 12, 2000, accompanied by a draft merger agreement that had been prepared by the Company's legal counsel.

     Early in the week of October 2, 2000, representatives of Thomson informed Goldman Sachs that Thomson was not prepared to make a bid for the entire Company but wished to acquire certain of the Company's assets. Representatives of Reed Elsevier also informed Goldman Sachs that it was their intention to acquire the entire Company and then resell certain portions of the Company at the close of the transaction. To minimize its risk in connection with the resale, Reed Elsevier stated that it wished to arrange the resale in advance of the finalization of its bid for the Company. Later that week, after consulting with Goldman Sachs, the Company granted Thomson and Reed Elsevier permission to coordinate efforts with each other to facilitate such a resale. Subsequently, representatives of Thomson and Reed Elsevier negotiated the terms of such resale.

     On October 11, 2000, GC Companies, Inc. which had been spun-out from Harcourt in 1993, filed for Chapter 11 bankruptcy and as a result the Company announced that it anticipated recording a one-time charge of $100 million, or about $1.38 per share, to cover potential liabilities associated with the Company's liability with respect to certain leases assigned to GC Companies, Inc. and others. In anticipation of this announcement, at the direction of the Company, Goldman Sachs extended the due date for final bids to October 16, 2000.

     On October 16, 2000, shortly before Reed Elsevier submitted its bid for the Company to Goldman Sachs, Reed Elsevier and Thomson executed a letter agreement pursuant to which Thomson agreed to enter into the Sale and Purchase Agreement (as defined below) with Reed Elsevier, substantially in the form attached to such letter agreement. Such agreement was subject to the condition that at the time Reed Elsevier entered into a definitive merger agreement with the Company, the definitive merger agreement contained substantially the same terms and conditions as set forth in Reed Elsevier's mark-up of the draft merger agreement attached to such letter, with only such changes that would not in any manner materially prejudice the position or obligations of Thomson under the Sale and Purchase Agreement.

     In its bid Reed Elsevier proposed a cash tender offer to purchase all of the outstanding Common Shares and Preferred Shares for $55.00 per share and $72.05 per share, respectively. The Reed Elsevier bid stated that Reed Elsevier and Thomson would, simultaneously with the execution of the Merger Agreement, enter into an agreement whereby a portion of the Company's assets would be sold to Thomson in the event that the transaction was completed and that, accordingly, the proposal was conditioned on the receipt of regulatory approvals for the sale to Thomson. In addition, Reed Elsevier proposed that members of the Smith Family Group sign a Stockholder Agreement committing them to tender their shares in the Offer and vote against all other transactions until one year after the termination of the Merger Agreement.

     Between October 18 and October 20, 2000, representatives of Reed Elsevier's financial advisor, Morgan Stanley and its outside legal counsel, Davis Polk & Wardwell, were contacted by the Company's advisors to clarify the material terms reflected in Reed Elsevier's proposal and to identify aspects of its proposal which raised issues for the Company. The Company's advisors stated that the Company required a direct commitment from Thomson to obtain antitrust approvals. The Company's advisors also stated that the commitments of the Smith Family Group in the Stockholder Agreement surviving the termination of the Merger Agreement was problematic from the perspective of both the Smith Family Group and the Company.

     On October 19, 2000, a meeting of the Board of Directors of the Company was convened. The Company's outside legal counsel again reviewed the Board's legal duties in light of a possible sale of the Company. Representatives of Goldman Sachs outlined for the Board a summary of the sale process that had been conducted since the Board meeting in June. Goldman Sachs and Simpson Thacher & Bartlett then reviewed for the Board the bids that had been received by the Company including Reed Elsevier's bid. The Board discussed the proposals and posed questions to the Company's management and its financial and legal advisors. Based on these presentations and discussions, the Board authorized management and its advisors to pursue negotiations with Reed Elsevier and another bidder with respect to the sale of the entire Company.

     On October 21, 2000, the Company's outside legal counsel sent to Reed Elsevier's outside legal counsel a revised draft of the Merger Agreement reflecting aspects of the Reed Elsevier proposal that the Company was prepared to accept. Between October 22 and October 25, 2000, representatives of the Company's and Reed Elsevier's respective legal advisors had numerous discussions relating to the terms of the Merger Agreement and, together with Goulston & Storrs, the Smith Family Group's legal counsel, the Stockholder Agreement. On October 25, 2000, representatives of Simpson Thacher & Bartlett, Axinn, Veltrop & Harkrider, the Company's outside antitrust counsel, and Shearman & Sterling, Thomson's outside legal counsel, finalized the terms of a letter agreement reflecting Thomson's commitments to the Company with respect to seeking antitrust approvals in connection with its proposed transaction with Reed Elsevier.

     On October 24, 2000, representatives of Reed Elsevier were contacted by representatives of Goldman Sachs to inform them that a meeting of the Smith Family Group had been scheduled for the evening of October 25, 2000 to discuss the proposals from Reed Elsevier and the other bidder and that a meeting of the Board of Directors had been scheduled for the following day. Reed Elsevier was requested to present its best and final proposal on October 25.

     On October 25, 2000, Reed Elsevier submitted a revised proposal to purchase all of the outstanding Common Shares and Preferred Shares for $59.00 per share and $77.29 per share, respectively. In consideration of an increased bid, Reed Elsevier proposed that the termination fee be increased to $180 million and agreed that the Stockholder Agreement would terminate upon termination of the Merger Agreement. Later that evening, the Smith Family Group meeting was held.

     During the course of the day on October 26, 2000, counsel for the parties negotiated substantially all of the remaining terms of the Merger Agreement and the Stockholder Agreement.

     On October 26, 2000, the Board of Directors of the Company met to consider and review the terms of the revised offers submitted by Reed Elsevier and the other bidder. The Company's outside legal counsel reviewed for the Board its fiduciary and other legal duties. Management reviewed again, among other matters, the rationale for the transaction and the outlook of the Company on a stand-alone basis. Goldman Sachs gave a presentation that analyzed, among other matters, on a comparative basis the financial aspects of the two proposals, the Company's strategic plan and certain other strategic alternatives available to the Company. The Board requested that Goldman Sachs render an opinion as to whether the transaction proposed by Reed Elsevier was fair from a financial point of view. After its presentation, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing (the "Financial Advisor Opinion"), that as of such date, and subject to the assumptions made, matters considered and limitations on the review undertaken, the $59.00 per share proposed to be received by the holders of Common Shares (other than members of the Smith Family Group) pursuant to the Offer and the Merger was fair from a financial point of view to such holders. The full text of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex A to the
Schedule 14D-9, which has been filed by the Company with the SEC in connection with the Offer and which is being mailed to the Company's stockholders concurrently herewith.

     STOCKHOLDERS ARE URGED TO AND SHOULD READ THE FINANCIAL ADVISOR OPINION CAREFULLY AND IN ITS ENTIRETY.

     After the Goldman Sachs presentation, representatives of Axinn, Veltrop & Harkrider gave a presentation relating to the antitrust aspects of the transaction. Representatives of Simpson Thacher & Bartlett then reviewed for the Board in detail the terms of the Merger Agreement and the Stockholder Agreement and the other legal aspects of the revised proposals of both Reed Elsevier and the other bidder. Management and the advisors responded to numerous questions from the Board. The Board discussed, among other matters, the risks and benefits of the two proposals and compared them, taking into account the presentations and analyses provided for the Board, with the values anticipated to be obtained for stockholders pursuant to the Company's strategic plan, along with the execution risks relating to such plan. After additional discussion and deliberation, the Board of Directors approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant thereto.

     On October 27, 2000, the Merger Agreement was executed by the Company and Reed Elsevier and the Stockholder Agreement was executed by the Smith Family Group and Reed Elsevier. On that day, each of the Company and Reed Elsevier issued separate press releases announcing the execution of the Merger Agreement and the Stockholder Agreement. Also on October 27, 2000, the definitive Sale and Purchase Agreement between Reed Elsevier and Thomson was executed by such parties.

PURPOSE AND STRUCTURE OF THE OFFER

     The purpose of the Offer is for Reed Elsevier to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Reed Elsevier to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Reed Elsevier and Purchaser intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Reed Elsevier.

     Depending upon the number of Common Shares purchased by Purchaser pursuant to the Offer or otherwise, the Company's Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes cast by stockholders at a meeting at which a quorum is present.

     If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the then outstanding Common Shares pursuant to the Offer or otherwise, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time may be required to effect the Merger.

     Under the DGCL, holders of Shares do not have appraisal rights in the Offer but will have appraisal rights in the Merger.

PLANS FOR THE COMPANY

     Pursuant to the terms of the Merger Agreement, Reed Elsevier currently intends, promptly after consummation of the Offer, to exercise its right under the Merger Agreement to appoint a majority of directors to the Company Board. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     Reed Elsevier has entered into a definitive agreement dated as of October 27, 2000 (the "Sale and Purchase Agreement") with Thomson (headquartered in Toronto, Canada) to sell to Thomson for a total purchase price of $2.06 billion in cash (to be paid by Thomson upon consummation of the sale) the Company's Higher Education business and the Company's Corporate and Professional Services business, other than the Company's educational and clinical testing businesses. Reed Elsevier will retain the other businesses of the Company, including the Company's Scientific, Technical and Medical (STM) business, its K-12 (kindergarten to grade 12) Education businesses and its educational and clinical testing businesses. The obligations of Reed Elsevier and Thomson to consummate the transactions contemplated by the Sale and Purchase Agreement are subject to the satisfaction of the following conditions:

     (a) the approvals, clearances or waiting periods referred to in paragraph
         (f) of "The Offer -- Conditions to the Offer" insofar as they relate to the transactions contemplated by the Sale and Purchase Agreement, also referred to as the Subsequent Transaction, shall have been obtained, expired or been terminated;

     (b) none of the events set forth in paragraph (a) of "The
         Offer -- Conditions to the Offer" insofar as they relate to the transactions contemplated by the Sale and Purchase Agreement, also referred to as the Subsequent Transaction, shall have occurred;

     (c) the Merger shall have been consummated; and

     (d) Steck-Vaughn Publishing Corporation and its subsidiaries shall have been separated from the businesses being sold to Thomson.

     In addition, (i) the obligation of Thomson to consummate the closing under the Sale and Purchase Agreement (the "Subsequent Transaction Closing") is subject to (A) Reed Elsevier having performed in all material respects all of its obligations under the Sale and Purchase Agreement required to be performed by it on or prior to the date of the Subsequent Transaction Closing, (B) the representations and warranties of Reed Elsevier contained in the Sale and Purchase Agreement and in any certificate or other writing delivered by Reed Elsevier pursuant to such agreement being true in all material respects at and as of the date of the Subsequent Transaction Closing as if made at and as of such date except to the extent that such representations and warranties speak as of an earlier date and (C) Thomson having received a certificate signed by an appropriate officer of Reed Elsevier to the foregoing effect and (ii) the obligation of Reed Elsevier to consummate the Subsequent Transaction Closing is subject to (A) Thomson having performed in all material respects all of its obligations under the Sale and Purchase Agreement required to be performed by it on or prior to the date of the Subsequent Transaction Closing, (B) the representations and warranties of Thomson contained in the Sale and Purchase Agreement and in any certificate or other writing delivered by Thomson pursuant to such agreement being true in all material respects at and as of the date of the Subsequent Transaction Closing as if made at and as of such date except to the extent that such representations and warranties speak as of an earlier date and (C) Reed Elsevier having received a certificate signed by an appropriate officer of Thomson to the foregoing effect.

     Subject to satisfaction of the above conditions, the sale under the Sale and Purchase Agreement will take place immediately following consummation of the Merger.

     In the Sale and Purchase Agreement, Thomson and Reed Elsevier have made commitments to one another, including cooperating with one another, with respect to obtaining applicable regulatory approvals required pursuant to the Sale and Purchase Agreement.

     Under the Sale and Purchase Agreement, Reed Elsevier has agreed not to take certain actions under the Merger Agreement (including with respect to the Offer) which would in any manner materially prejudice Thomson's position or obligations under the Sale and Purchase Agreement, without the prior written consent of Thomson (which consent shall not be unreasonably withheld). In addition, Reed Elsevier has agreed not to terminate the Merger Agreement under certain circumstances without the prior written consent of Thomson (which consent shall not be unreasonably withheld).

     Except as otherwise provided in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company being retained by Reed Elsevier will be continued substantially as they are currently being conducted. Reed Elsevier will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Reed Elsevier intends to seek additional information about the Company during this period. Thereafter, Reed Elsevier intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Reed Elsevier's businesses.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Reed Elsevier have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, or (v) any other material change in the Company's corporate structure or business.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY REED ELSEVIER AND PURCHASER UNDER THE EXCHANGE ACT (THE "SCHEDULE TO"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT.

  THE OFFER

     The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described below in "The Offer -- Conditions to the Offer". Subject to the provisions of the Merger Agreement, Purchaser may waive, in whole or in part at any time or from time to time, any such condition; provided that, unless previously approved by the Company in writing, Purchaser may not waive the Minimum Condition or the following conditions set forth in clauses (a), (e), and (f) under "The Offer -- Conditions to the Offer":

     - condition (a) that, among other things, provides that no laws or court orders applicable to Reed Elsevier, Purchaser, Harcourt, Thomson, the Offer or the Merger makes illegal, restrains or prohibits the Offer or the consummation of the Merger; or prohibits or limits in any material respect the ownership or operation by Harcourt or Reed Elsevier of a material portion of Harcourt's business or assets, or the ownership or operation by Thomson of a material portion of the business or assets to be acquired by Thomson in the Subsequent Transaction;

     - condition (e) that the Merger Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated with the consent of Harcourt; and

     - condition (f) that any approvals, clearances or waiting periods under the HSR Act and other requisite or advisable approvals, clearances or waiting periods under any other material antitrust law applicable to the Offer, the Merger or the Subsequent Transaction having been obtained, expired or terminated.

"The Offer -- Conditions to the Offer" sets forth these conditions in their entirety. See "The Offer -- Plans for the Company" for a discussion of certain additional limitations on Purchaser's right to waive conditions to the Offer.

     Purchaser may not, unless previously approved by the Company in writing:

     - decrease the price per Share payable in the Offer,

     - change the form of consideration payable in the Offer,

     - reduce the maximum number of Shares to be purchased in the Offer,

     - impose conditions to the Offer in addition to the conditions set forth in "The Offer -- Conditions to the Offer", or

     - modify or amend the Offer Conditions or the Offer, in each case, in a manner which is adverse to the holders of Shares.

     Purchaser may, without the consent of the Company, (i) in its sole discretion, extend the expiration date of the Offer for one or more periods (not in excess of ten business days) but in no event later than July 24, 2001, if any condition of the Offer has not been satisfied or waived (other than as a result of the failure by Reed Elsevier or Purchaser to perform any of its obligations under the Merger Agreement) and (ii) extend the expiration date of the Offer as required by applicable law.

     Purchaser shall, at the request of the Company, extend the expiration date of the Offer for one or more periods (not in excess of ten business days each) but in no event later than July 24, 2001, if at the then-scheduled expiration date any of the Offer Conditions are not satisfied or waived. Purchaser shall also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

  RECOMMENDATION

     The Board of Directors has (i) unanimously determined that each of the Merger Agreement, the Offer and the Merger is advisable and fair to, and in the best interests of, the holders of Shares, (ii) approved the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares thereunder to Purchaser and adopt the Merger Agreement. This recommendation of the Board of Directors of the Company may be withdrawn or modified by the Board as described herein under "The
Offer -- The Merger Agreement -- Covenants -- Recommendations".

  THE MERGER

     The Merger Agreement provides that as soon as practicable after the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the Company's stockholders (if required by the DGCL) and the satisfaction or waiver of the other conditions to the Merger, Purchaser will be merged with and into the Company. The Merger shall become effective at such time as a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation").

     The Merger Agreement provides that the directors of the Company immediately prior to the Effective Time shall submit their resignation to be effective as of the Effective Time. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

     At the Effective Time, (i) each Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $59.00 in cash or any higher price that may be paid pursuant to the Offer, without interest, and (ii) each Preferred Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $77.29 in cash or any higher price that may be paid pursuant to the Offer, without interest, in each case, other than Shares owned by Reed Elsevier or Purchaser or by the Company as treasury stock or by subsidiaries of the Company, all of which will be canceled (except for Shares held by the subsidiaries of the Company, all of which will remain issued), and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL. Stockholders who perfect their appraisal rights under the DGCL will be entitled to the amounts determined pursuant to such proceedings. See "The
Offer -- Appraisal Rights".

  EMPLOYEE STOCK OPTIONS AND RESTRICTED STOCK

     The Merger Agreement provides that the Company shall take all action necessary so that, immediately prior to the Effective Time, each outstanding employee stock option that is, or shall become, vested and exercisable as of the Effective Time (an "Employee Option"), shall be canceled and the holder thereof shall be entitled to receive at the Effective Time from the Company or as soon as practicable thereafter (but in no event later than ten (10) days after the Effective Time) from the Surviving Corporation in consideration for such cancellation an amount equal to the product of (A) the number of Common Shares previously subject to such Employee Option and (B) the excess, if any, of the Common Stock Merger Consideration over the exercise price per Common Share previously subject to such Employee Option, less any withholding taxes.

     Each restricted Common Share granted pursuant to any plan or program of the Company providing for the issuance of restricted shares to employees or directors which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time to the extent provided by the terms thereof and the holder thereof shall be entitled to receive at the Effective Time the Common Stock Merger Consideration with respect to each such share, less any required withholding taxes.

  REPRESENTATIONS AND WARRANTIES

     Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Reed Elsevier and Purchaser, including representations relating to its organization and qualification and subsidiaries; its certificate of incorporation and bylaws; capitalization; corporate authorizations; absence of conflicts; required filings and consents; compliance with laws; SEC filings; financial statements; absence of certain changes or events (including any material adverse effect on the business, results of operations, assets or financial condition of the Company); absence of undisclosed liabilities; litigation; employee benefit plans; tax matters; intellectual property; environmental matters; contracts; and other matters.

     Certain of the Company's representations and warranties are qualified as to "materiality" or "Material Adverse Effect." When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of the Merger Agreement and the transactions contemplated thereby and compliance with the covenants set forth in the Merger Agreement, (iii) general changes or developments in the industries in which the Company and its subsidiaries operate or (iv) changes in any tax laws or regulations or applicable accounting regulations or principles.

     Pursuant to the Merger Agreement, Reed Elsevier and Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate organization; authority relative to the Merger Agreement; absence of conflicts; financing; delivery of the Sale and Purchase Agreement and other matters.

  COVENANTS

     The Merger Agreement contains various covenants of the parties thereto.

     Company Conduct of Business Covenants. Prior to the Effective Time and except as permitted by the Merger Agreement and subject to certain exceptions, unless Purchaser shall otherwise agree in writing, the

Company and its subsidiaries (i) will conduct their business in the ordinary course consistent with past practice, (ii) will use their reasonable best efforts to comply with all applicable laws, rules and regulations, and (iii) to the extent consistent therewith, use their reasonable best efforts to preserve substantially intact their business organizations, and to preserve their relationships with customers, suppliers, employees, licensors, licensees, distributors, authors and other content providers and other persons with which they have business relations.

     Except as otherwise permitted by the Merger Agreement, neither the Company nor any of its subsidiaries will, without the prior written consent of Reed Elsevier, among other things and subject to certain exceptions:

     (i)    amend their organizational documents;

     (ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock of any class or rights of any kind to acquire any shares of capital stock, except in connection with the conversion of shares of Class B Stock or Preferred Shares into Common Shares;

    (iii) declare, set aside, make or pay any dividend, except for (i) any dividend by a wholly-owned subsidiary of the Company, (ii) regular quarterly dividends of the Company in an amount not to exceed $0.21 per Common Share and $0.189 per share of Class B Stock or (iii) quarterly dividends on the Preferred Stock as provided for in the Company's Restated Certificate of Incorporation;

     (iv) purchase, redeem or otherwise acquire any shares of their capital stock or rights to acquire any such shares;

      (v) reclassify, combine, split or subdivide any capital stock or other securities, except in connection with the conversion of shares of Class B Stock or Preferred Shares into Common Shares;

     (vi)   make material acquisitions or dispositions;

    (vii)   enter into, amend or terminate material contracts;

   (viii)   make or authorize any material new capital expenditures;

     (ix) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person;

      (x) make any loans, advances or capital contributions to, or investments in, any other person;

     (xi) pay, discharge, settle or satisfy any material claims, liabilities or obligations;

    (xii)   waive, release, grant or transfer any right of material value;

   (xiii) waive any material benefit of, or fail to enforce, any material confidentiality agreement;

    (xiv) increase the compensation or fringe benefits of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

     (xv) grant any severance or termination pay not provided for under any agreement, benefit plan or program of the Company;

    (xvi) enter into any employment, consulting, or severance agreement or arrangement with any present or former director, officer or employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, bonus, profit sharing, stock option or other plan, agreement, arrangement or practice for the benefit of any directors, officers or employees;

   (xvii) agree to materially limit in any respect the ability to sell any product or service, engage in any line business or compete with any person;

  (xviii)   make any significant change in any accounting principles;

    (xix) accelerate the payment, right to payment or vesting of any compensation or benefits;

      (xx) make any tax election or enter into settlement or compromise of any tax liability that is material to the Company and its subsidiaries as a whole;

     (xxi) (a) agree to any modification, amendment, or waiver of any provision of (i) the Amended and Restated Reimbursement and Security Agreement dated as of January 26, 1999 between the Company and GC Companies, Inc. ("GCX") or (ii) the Intercreditor Agreement dated as of January 26, 1999 among BankBoston, N.A., the Company and GCX, without Reed Elsevier's consent; or (b) settle or compromise any claim made by GCX, or any other person, or any liability or obligation of the Company or its subsidiaries relating to GCX, any of its properties or relating to any other matter arising in any reorganization, recapitalization, liquidation or bankruptcy proceedings of GCX, without Reed Elsevier's consent (provided that the Company may make payments to any third party (which in the aggregate will not exceed $1 million), or take any emergency or temporary action, in order to preserve the assets or operations associated with any GCX obligations for which the Company is liable). Further, the Company agrees to assert and defend, consistent with advice of counsel, all rights it may have with respect to any matter affecting GCX, and use its reasonable best efforts, consistent with advice of counsel, to mitigate any losses, obligations or claims relating to GCX or its properties including any guarantee of leases or any other obligations of GCX; provided, however, that Reed Elsevier consents to the implementation of the Company's agreement dated October 13, 2000 with DJM Asset Management and W/S Discount Acquisition II, LLC. In addition, the Company shall promptly notify Reed Elsevier of any material development or change with respect to any matters related to GCX after the date of the Merger Agreement and shall thereafter keep Reed Elsevier informed in all respects as to the status of any such material developments or changes.

     (xxiii) authorize or agree to take any of the foregoing actions.

     Stockholder Meeting. The Merger Agreement provides that, if required by applicable law and the Company's Restated Certificate of Incorporation and By-Laws, as soon as reasonably practicable following the consummation of the Offer, the Company will duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement. In connection with such meeting, the Company will use its reasonable best efforts to obtain the necessary adoption of the Merger Agreement by its stockholders.

     Recommendations. The Company's Board of Directors has determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares and will recommend that the Company's stockholders accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement. The Company's Board of Directors shall be permitted to withdraw (or modify in a manner adverse to Reed Elsevier or Purchaser) or propose publicly to withdraw (or modify in a manner adverse to Reed Elsevier or Purchaser) its recommendation to its stockholders or declaration of advisability, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (as defined below) (each such action being referred to as an "Adverse Recommendation Change"), if the Company's Board of Directors or a committee thereof determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that such action is necessary for the Company's Board of Directors to comply with its fiduciary duties under applicable law.

     No Solicitation. The Company, its subsidiaries and their respective officers, directors and employees will not, and the Company will use its reasonable best efforts to cause its and its subsidiaries' agents and representatives not to:

     - directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to any:

          - tender offer or exchange offer,

          - merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the

         Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets or the earning power of the Company, or

          - acquisition or purchase, direct or indirect, of more than 20% of the consolidated assets of the Company and its subsidiaries or more than 20% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets or earning power of the Company (other than the transactions contemplated by the Merger Agreement) (any such proposal or offer being referred to as an "Acquisition Proposal"); or

     - directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning, any Acquisition Proposal, furnish any information relating to the Company or any of its subsidiaries or provide access to the properties, books and records or any confidential information or data of the Company or any of its subsidiaries to, any person relating to an Acquisition Proposal.

     However, the Company or its Board of Directors shall not be prevented from:

       (i) making any communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer or making any legally required disclosure to stockholders with regard to an Acquisition Proposal,

      (ii) prior to the purchase of any Shares pursuant to the Offer, providing access to properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between the Company and Reed Elsevier plc, or

     (iii) prior to the purchase of any Shares pursuant to the Offer, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal;

if and only to the extent that in connection with the foregoing clauses (ii) and
(iii), (A) the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors, that such actions would reasonably be expected to lead to a Superior Proposal (as defined below), and (B) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties under applicable law.

     The Company has ceased and caused to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal and will use its reasonable best efforts to cause any such person (or its agents and advisors) in possession of confidential information about the Company or any of its subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.

     The Company will notify Reed Elsevier promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal and will keep Reed Elsevier informed in all material respects of the status and details of such Acquisition Proposal.

     Superior Proposal. Neither the Board of Directors of the Company nor any committee thereof will (i) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal, or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding or any kind of agreement which is intended to, or is reasonably likely to lead to, any Acquisition Proposal. However, if at any time prior to the purchase of any Shares pursuant to the Offer, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of the terms of the Merger Agreement regarding an Acquisition Proposal, that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate the Merger Agreement, if:

     - the Company prior to or concurrently with such termination pays to Reed Elsevier the Termination Fee described below under "Fees and Expenses" and enters into a definitive agreement concerning the Superior Proposal;

     - the Company has complied in all material respects with the requirements of the Merger Agreement regarding an Acquisition Proposal;

     - the Company has given Reed Elsevier at least three business days prior written notice of its intention to terminate the Merger Agreement (it being understood and agreed that any amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new three business day period);

     - during such three business days or greater period, the Company has engaged in good faith negotiations with Reed Elsevier with respect to such changes as Reed Elsevier may propose to the terms of the Merger and the Merger Agreement; and

     - Reed Elsevier has not made prior to such termination of the Merger Agreement a definitive and binding offer to enter into a definitive agreement which the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal.

     The term "Superior Proposal" means any bona fide written Acquisition Proposal not solicited by or on behalf of the Company or any of its subsidiaries made by a third party that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) would, if consummated, be superior from a financial point of view to the stockholders of the Company, taking into account, among other things, any changes to the terms of the Merger Agreement proposed by Reed Elsevier in response to such Superior Proposal (provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term, described above, except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority").

     Employment and Employee Benefits Matters. As of the Effective Time, the obligations of the Company and its subsidiaries under each Company plan and employment agreement will continue as obligations of the Surviving Corporation and its subsidiaries, respectively.

     Without limiting any additional rights that any employee may have under any employment agreement or Company plan, Reed Elsevier will cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof (or such longer period provided for in any such employment agreement or Company plan), to maintain the severance-related provisions of existing Company plans and to provide 100% of the cash severance payments required thereunder, reduced by any severance payments otherwise required under existing severance and employment agreements or applicable law, to any individual who is actively employed by the Company or any of its subsidiaries immediately prior to the Effective Time terminated during that twelve-month (or longer) period.

     Without limiting any additional rights that any employee may have under any employment agreement or Company plan, Reed Elsevier will cause the Surviving Corporation, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any individual who is actively employed by the Company or any of its subsidiaries immediately prior to the Effective Time (other than employees covered by a collective bargaining agreement) (i) compensation levels that in the aggregate are no less favorable,
(ii) Company plans that in the aggregate are no less favorable, and (iii) severance plans that are no less favorable, than the overall compensation levels and Company plans, and the severance plans, respectively, such employees are entitled to immediately prior to the Effective Time, and employees covered by collective bargaining agreements will be provided with such benefits as may be required under the terms of any applicable collective bargaining agreement. The Merger Agreement does not prevent the amendment or termination of any Company plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. After the expiration of the one-year period, Reed Elsevier will provide employees who were actively employed by the Company or any of its subsidiaries immediately prior to the Effective Time (other than those covered by collective bargaining agreements) with employee benefits, in the aggregate, that are no less favorable in the aggregate than those employee benefits provided to similarly situated employees of Reed Elsevier or its subsidiaries.

     Generally, any individual who is actively employed by the Company or any of its subsidiaries immediately prior to the Effective Time will be given credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each employee benefit plan, program or arrangement of Reed Elsevier in which such employees are eligible to participate (the "Parent Plan"). With respect to each Parent Plan that is a welfare benefit plan, Reed Elsevier or its subsidiaries will (a) cause to be waived any pre-existing condition or eligibility limitations and (b) to the extent administratively feasible, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

     The Company will take all action necessary to provide for full vesting of the account balances of any individual who is actively employed by the Company or any of its subsidiaries immediately prior to the Effective Time after one year of service under the Harcourt Savings Plan.

     Further Action; Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each of Reed Elsevier, Purchaser and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger, the Subsequent Transaction with Thomson and the other transactions contemplated by the Merger Agreement.

     The Merger Agreement provides further that each of Reed Elsevier, Purchaser and the Company agrees, and Reed Elsevier agrees to use its reasonable best efforts to cause Thomson:

     - to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated by the Merger Agreement and the Subsequent Transaction with Thomson as promptly as practicable after the date of the Merger Agreement,

     - to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Law, and

     - to use, subject to the terms set forth below, its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Law as soon as practicable.

     Each of Reed Elsevier, Purchaser and the Company shall, in connection with the efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to, and Reed Elsevier shall use its reasonable best efforts to cause Thomson to, subject to applicable law:

     - cooperate in all respects with each of the other parties to the Merger Agreement and the Sale and Purchase Agreement in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

     - keep each of the other parties to the Merger Agreement and the Sale and Purchase Agreement informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign governmental authority ("Governmental Authority") and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement, including the Subsequent Transaction; and

     - permit each of the other parties to the Merger Agreement and the Sale and Purchase Agreement to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences.

     For purposes of the Merger Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     If any objections are asserted with respect to the transactions contemplated by the Merger Agreement, including the Subsequent Transaction, under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of such transactions as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of such transactions, each of Reed Elsevier, Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by the Merger Agreement, including the Subsequent Transaction, including, without limitation, in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated by the Merger Agreement, including the Subsequent Transaction, beyond July 24, 2001, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits, provided, however, that nothing in the Merger Agreement shall require Reed Elsevier or Purchaser or any of Reed Elsevier's subsidiaries to agree to or take any action or limitation referred to in this paragraph which would reasonably be expected to have either (i) a Parent Material Adverse Effect (as defined below) or (ii) a Material Adverse Effect on the Company. When used in connection with Reed Elsevier, Purchaser or any of Reed Elsevier's other subsidiaries, the term "Parent Material Adverse Effect" means any change or effect that would reasonably be expected to be materially adverse to the business, financial condition, assets or results of operations of Reed Elsevier, Purchaser and any of Reed Elsevier's other affiliates taken as a whole.

     In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by the Merger Agreement, including the Subsequent Transaction, each of Reed Elsevier, Purchaser and the Company shall cooperate in all respects with each other and Thomson to the extent any such action or proceeding principally involves assets to be acquired by such third party in the Subsequent Transaction and use its respective reasonable best efforts to contest any such action or proceeding and to have overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

     To the extent reasonably requested by Reed Elsevier, the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to facilitate the Subsequent Transaction; provided that no action or conduct that causes the Company or its subsidiaries to incur meaningful costs or liabilities will be required.

     Reed Elsevier will not agree to any amendment or waiver of any provision of the Sale and Purchase Agreement in any manner adverse to the Company. Further, Reed Elsevier agrees to assert and defend consistent with the advice of counsel all rights, and perform and comply with all obligations, it may have under the Sale and Purchase Agreement with respect to compliance with any Antitrust Law.

     In connection with the Company entering into the Merger Agreement and Thomson entering into the Sale and Purchase Agreement, Thomson and the Company have made commitments to one another, including cooperation with one another, with respect to obtaining the applicable regulatory approvals required pursuant to the Sale and Purchase Agreement. Thomson and the Company have made commitments to one another with respect to such matters to the same extent Reed Elsevier and Thomson have made commitments to with respect to such matters under the Sale and Purchase Agreement.

     Directors' and Officers' Indemnification and Insurance. Reed Elsevier has agreed that for six years after the Effective Time, it will, or will cause the Surviving Corporation to, indemnify and hold harmless each present and former officer and director of the Company and its subsidiaries (the "Indemnified Parties") against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorney's fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries and (ii) acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

     For a period of six years from the Effective Time, Reed Elsevier will, or will cause the Surviving Corporation to, maintain in effect the current policies of the directors' and officers' liability insurance maintained by the Company on the date of the Merger Agreement (provided that Reed Elsevier or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof) with respect to acts or omissions occurring at or prior to the Effective Time, provided that if the aggregate annual premium for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company as of the date of the Merger Agreement for such insurance, then Reed Elsevier will, or will cause its subsidiaries to, provide only such coverage as shall then be available at any annual premium equal to 200% of such rate.

  CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of Reed Elsevier, Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) if required by the DGCL, the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by a requisite vote in accordance with the Company's Restated Certificate of Incorporation and the DGCL;

     (b) no statute, rule, regulation, executive order, decree, ruling injunction or other permanent order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, any foreign state, county, city or other provincial subdivisions which prohibits, restrains or enjoins the consummation of the Merger; and

     (c) Purchaser shall have purchased the Shares pursuant to the Offer.

  TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the stockholders of the Company):

     (a) prior to the purchase of any Shares pursuant to the Offer, by mutual written agreement of the Company, Purchaser and Reed Elsevier;

     (b) by either the Company or Reed Elsevier if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, any foreign country or any domestic or foreign state, county, city or other provincial subdivision (other than any such court or governmental body having jurisdiction outside the United States in a territory in which no significant assets, properties or rights of either the Company and its subsidiaries or Reed Elsevier and its affiliates are located and whose statutes, rules, regulations, executive orders, decrees, rulings, injunctions or other orders would not be reasonably expected to have a Material Adverse Effect on the Company or a Parent Material Adverse Effect) shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

     (c) by Reed Elsevier if, due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions, Purchaser shall have

        - not purchased Shares pursuant to the Offer and the Offer shall have expired or been terminated, or

        - failed to pay for Shares pursuant to the Offer on or prior to July 24, 2001;

         provided that the right to terminate the Merger Agreement pursuant to this clause (c) shall not be available to Reed Elsevier if the failure by Reed Elsevier or Purchaser to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated;

     (d) by the Company

        - if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Reed Elsevier or Purchaser contained in the Merger Agreement which materially adversely affects Reed Elsevier's or Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer or the Merger, and

           - in the case of any such representation or warranty, there is no reasonable possibility that such breach can be cured prior to July 24, 2001 and

           - in the case of such covenant or agreement, such breach cannot be and has not been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) the Expiration Date of the Offer, as it may be extended;

             provided that the Company shall not have the right to terminate the Merger Agreement pursuant to this clause if the Company is then in material breach of any of its covenants or agreements contained in the Merger Agreement,

        - if Purchaser fails to pay for Shares pursuant to the Offer on or prior to July 24, 2001, or Purchaser shall have not purchased Shares pursuant to the Offer and the Offer shall have expired or been terminated; provided that the right to terminate the Merger Agreement pursuant to this clause shall not be available to the Company if the failure by the Company to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated, or

        - prior to the purchase of any Shares pursuant to the Offer, if the Company receives a Superior Proposal subject to the terms and conditions set forth under "The Offer -- The Merger
          Agreement -- Covenants -- Superior Proposal"; or

     (e) by Reed Elsevier prior to the purchase of Shares pursuant to the Offer if

         - there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in the Merger Agreement such that the conditions set forth in clause (c) or clause (d) under "The Offer -- Conditions to the Offer" would not be satisfied and

         - in the case of any such representation or warranty, there is no reasonable possibility that such breach can be cured prior to July 24, 2001 and

         - in the case of such covenant or agreement, such breach cannot be and has not been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) the Expiration Date of the Offer, as it may be extended;

           provided that Reed Elsevier shall not have the right to terminate the Merger Agreement pursuant to this clause if Reed Elsevier or Purchaser is then in material breach of any of its covenants or agreements contained in the Merger Agreement, or

          - in the event an Adverse Recommendation Change has occurred (see "The Offer --The Merger Agreement --Covenants --Recommendations").

     If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of the Company, Reed Elsevier or Purchaser other than obligations of Reed Elsevier under certain provisions of the Merger Agreement with respect to the treatment of confidential non-public information concerning the Company and its subsidiaries, and obligations of the Company under certain provisions of the Merger Agreement to pay certain fees to Reed Elsevier or Purchaser as described in "Fees and Expenses" below.

  FEES AND EXPENSES

     Except as otherwise specified below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     The Company will pay $180,000,000 to Reed Elsevier if the Merger Agreement is terminated in any of the following circumstances:

     - by the Company because it has received a Superior Proposal as described under "The Offer -- The Merger Agreement -- Covenants -- Superior Proposal",

     - by Reed Elsevier because an Adverse Recommendation Change has occurred, or

     - by Reed Elsevier as described in clause (c) under "Termination" (solely due to the failure to satisfy the Minimum Condition or the conditions described in (c) and (d) under "Conditions to the Offer") and

        - after the date of the Merger Agreement and prior to such termination, there shall have been made and publicly announced or publicly communicated to the Company's stockholders an Acquisition Proposal (which shall not have been withdrawn in good faith) and

        - concurrently with or within twelve (12) months of the date of such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated) or an Acquisition Proposal is consummated (provided that for purposes of this provision, the term Acquisition Proposal shall have the meaning assigned to such term, described in "Covenants -- No Solicitation" above, except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority").

  AMENDMENT

     At any time prior to the Effective Time, the Merger Agreement may be amended by the parties by an instrument in writing signed by the parties. However, after adoption of the Merger Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval.

  PERFORMANCE

     Reed Elsevier plc agrees to take all action necessary to cause Reed Elsevier, Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under the Merger Agreement and whenever the Merger Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking of Reed Elsevier and Reed Elsevier plc to cause Purchaser to take such action.

THE STOCKHOLDER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE STOCKHOLDER AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE TO. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE STOCKHOLDER AGREEMENT.

     In connection with the execution of the Merger Agreement, Reed Elsevier and Purchaser entered into the Stockholder Agreement with Richard A. Smith, Chairman of the Company, Nancy L. Marks, Mr. Smith's sister, Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Executive Officers and directors of the Company, Jeffrey R. Lurie, a director of the Company, and/or other members of their families and various family corporations, trusts and charitable foundations (the "Smith Family Group") (each, a "Stockholder"). The Smith Family Group has agreed to convert all of its shares of Class B Stock (19,955,998 shares as of October 20, 2000) into Common Shares and tender such Shares in the Offer. Collectively, the shares of Class B Stock held by the Smith Family Group, along with the Common Shares held by the Smith Family Group which the Smith Family Group has agreed to tender, represent approximately 27.3% of the outstanding Common Shares and shares of Class B Stock and approximately 25.8% of the Common Shares on a fully diluted basis. All of the shares of Class B Stock owned by the Smith Family Group as at October 20, 2000 (being a total of 19,955,998 shares) (together with any other shares of Class B Stock acquired by any Stockholder and any Common Shares acquired by any Stockholder by conversion of Class B Stock, in each case from October 20, 2000 through the term of the Stockholder Agreement) are subject to the Stockholder Agreement (the "Subject Shares"), and during the term of the Stockholder Agreement, each Stockholder has agreed to take the following action with respect to the Subject Shares beneficially owned by such
Stockholder:

     - to convert all of its Subject Shares into Common Shares immediately prior to the expiration of the Offer provided that Reed Elsevier shall have delivered an irrevocable binding notice to the Stockholders and the Company that each of the Offer Conditions have been satisfied (or would be satisfied, in the case of the Minimum Condition, upon such conversion of the Subject Shares and the tender of the Common Shares issuable upon such conversion into the Offer) or waived in accordance with the Merger Agreement together with a certificate from the Depositary setting forth the number of Common Shares validly tendered into the Offer and not withdrawn as immediately prior to such time as practicable;

     - immediately after such conversion, to tender pursuant to the Offer, and not withdraw, all of the Subject Shares (including all Common Shares issuable upon the conversion of the Subject Shares) promptly upon request by Reed Elsevier;

     - to vote its Subject Shares in favor of the approval and adoption of the Merger and the Merger Agreement and against (1) any Acquisition Proposal,
       (2) any extraordinary dividend or distribution by the Company or any of its subsidiaries, (3) any change in the capital structure of the Company or any of its subsidiaries (other than pursuant to the Merger Agreement) or (4) any other action that would reasonably be expected to, in any material respect, prevent, impede, interfere with, delay, postpone, frustrate the purposes of or attempt to discourage the transactions contemplated by the Merger Agreement; each Stockholder has granted to Purchaser an irrevocable proxy to vote or otherwise use such voting power in the manner contemplated by the foregoing; and

     - not to sell, pledge or otherwise dispose of any of its Subject Shares (other than (i) transfers to persons becoming bound by the Stockholder Agreement, (ii) transfers of an aggregate total of 100,000 Common Shares (including shares transferred by any other Stockholder) to charitable organizations) or (iii) the transfer of 847,458 Subject Shares to the Company in exchange for a $50 million contingent promissory note from the Company.

     Each Stockholder has also agreed not to solicit or initiate any Acquisition Proposal or furnish information to or participate in any discussions or negotiations with any person that is considering making or has made an Acquisition Proposal.

     The Stockholder Agreement will terminate upon the earlier of the Effective Time and the date of termination of the Merger Agreement in accordance with its terms.

     Immediately upon the conversion by the Smith Family Group of its shares of Class B Stock into Common Shares pursuant to the Stockholder Agreement, all other outstanding shares of Class B Stock will become automatically converted into Common Shares. If a stockholder does not convert its shares of Class B Stock into Common Shares and tender those shares in the Offer, such stockholder will not receive any consideration for such shares unless and until the Merger has occurred.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset value and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Neither Reed Elsevier nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Common Offer Price or Preferred Offer Price, as the case may be.

     Stock Exchange Listing. Depending upon the number of Common Shares and Preferred Shares purchased pursuant to the Offer, either the Common Shares, the Preferred Shares or both may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares or the Preferred Shares, as the case may be, if, among other things, with respect to either the Common Shares or the Preferred Shares (i) there were fewer than 400 stockholders, (ii) there were fewer than 1,200 stockholders and the average monthly trading volume was less than 100,000 shares for the most recent 12 months, (iii) the number of publicly-held shares (excluding shares held by directors, officers, or their immediate families and by any other beneficial owners of 10% or more) was less than 600,000, (iv) the Company's total global market capitalization was less than $50,000,000 and total stockholders' equity was less than $50,000,000, or (v) the Company's average global market capitalization over a consecutive 30 trading-day period was less than $15,000,000. The Company informed Reed Elsevier and Purchaser that there were approximately 6,987 holders of record of Common Shares as of November 3, 2000 and 394 holders of record of Preferred Shares as of November 3, 2000. If, as a result of the purchase of the Common Shares and the Preferred Shares pursuant to the Offer, either the Common Shares or the Preferred Shares no longer meet the requirements of the NYSE for continued listing and the listing of such Shares is discontinued, the market for such Shares could be adversely affected.

     If the NYSE were to delist the Common Shares and the Preferred Shares (which delisting Purchaser intends to cause the Company to seek if it acquires control of the Company and the Common Shares and the Preferred Shares no longer meet the NYSE listing requirements), it is possible that the Common Shares and the Preferred Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Common Shares and the Preferred Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation Systems or other sources. The extent of the public market for the Common Shares and the Preferred Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Common Shares and the Preferred Shares at such time, the interest in maintaining a market in the Common Shares and the Preferred Shares on the part of securities firms, the possible termination of registration of the Common Shares and the Preferred Shares under the Exchange Act and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible, that following the Offer the Common Shares and/or the Preferred Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. Each of the Common Shares and the Preferred Shares are currently registered under the Exchange Act. Either such registration may be terminated upon application of the Company to the SEC if the Common Shares and the Preferred Shares, as the case may be, are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Common Shares and the Preferred Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement of furnishing an annual report to stockholders, no longer applicable to the Company. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Shares and the Preferred Shares under the Exchange Act were terminated, the Common Shares and the Preferred Shares would no longer be "margin securities" or be eligible for NYSE listing. Reed Elsevier and Purchaser currently intend to seek to cause the Company to terminate registration of the Common Shares and the Preferred Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Common Shares and the Preferred Shares are met.

CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer (whether or not any Shares have theretofore been purchased or paid for) and may terminate or amend the Offer in accordance with the Merger Agreement if, (i) at the expiration of the Offer as it may be extended pursuant to the provisions of the Merger Agreement, a number of Common Shares which, together with any Shares owned, directly or indirectly, by Reed Elsevier or Purchaser, or any subsidiary or controlled affiliate, represent, on the date of purchase, at least a majority in voting power of the Company's Common Stock (determined on a fully-diluted basis) shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum

Condition") or (ii) at any time on or after the date of the Merger Agreement and at or prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

     (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court of competent jurisdiction or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation, enacted, entered, enforced, promulgated, amended or issued that is applicable to Reed Elsevier, Purchaser, the Company or Thomson, or any subsidiary of Reed Elsevier, Thomson, or the Company or to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which:

        - makes illegal or otherwise restrains or prohibits the making of the Offer in accordance with the Merger Agreement or the consummation of the Offer or the Merger,

        - prohibits or limits in any material respect the ownership or operation by (A) the Company, Reed Elsevier, or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or (B) Thomson or any of its affiliates of a material portion of the business or assets to be acquired by Thomson under the Sale and Purchase Agreement; or requires any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Reed Elsevier and its subsidiaries, taken as a whole, as a result of the Offer, to the extent any such prohibition, limitation or requirement would reasonably be expected to have either a Material Adverse Effect on the Company or a Parent Material Adverse Effect,

        - prohibits the ownership or operation of a portion of the business of the Company or its subsidiaries, taken as a whole, by Reed Elsevier or Purchaser, to the extent any such prohibition would reasonably be expected to have either a Material Adverse Effect on the Company or a Parent Material Adverse Effect, or

        - imposes material limitations on the ability of Reed Elsevier or Purchaser to acquire or hold or to exercise full rights of ownership of the Shares, including voting rights with respect to all matters properly presented to stockholders of the Company (other than in a jurisdiction outside the United States in a territory in which no significant assets, properties or rights of either the Company and its subsidiaries or Reed Elsevier and its affiliates are located and whose statutes, rules, regulations, executive orders, decrees, rulings, injunctions or other orders would not be reasonably expected to have a Material Adverse Effect on the Company or a Parent Material Adverse Effect);

     (b) there shall have occurred (I) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (other than suspensions or limitations triggered by price fluctuations on a trading day) for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions) or
         (II) a declaration of a banking moratorium in the United States or any suspension of payments in respect of banks in the United States or Europe;

     (c) (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to Material Adverse Effect shall not be true and correct; (ii) any representation or warranty of the Company in the Merger Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of another specified date), except where the failure of such representations and warranties referred to in clause (ii) to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; or (iii) except to the extent disclosed in the disclosure schedules delivered by the Company to Reed Elsevier in connection with the Merger Agreement or the SEC reports filed by the Company prior to the date of the Merger

         Agreement, since the date of the Merger Agreement, any change or event shall have occurred that has had or is reasonably likely to have a Material Adverse Effect on the Company;

     (d) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (e) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

     (f) any (i) approvals, clearances or waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer, the Merger or the Subsequent Transaction shall not have been obtained, expired or been terminated or (ii) any other requisite or advisable approvals, clearances or waiting periods under any other material Antitrust Law applicable to the purchase of Shares pursuant to the Offer, the Merger or the Subsequent Transaction shall not have been obtained, expired or been terminated; or

     (g) all shares of Class B Stock shall not have been converted into Common Shares in accordance with the terms of the Stockholder Agreement;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement and the Sale and Purchase Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. See "The Offer -- Plans for the Company" for a discussion of certain additional limitations on Purchaser's right to waive conditions to the Offer.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this section, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Reed Elsevier as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter (except as described below), there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See "The Offer -- Conditions to the Offer".

     Delaware Law. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The Board of Directors of the Company has determined that Section 203 of the DGCL does not apply to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby.

     State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, Purchaser believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the State of Indiana. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any tendered Shares. See "The Offer -- Conditions to the Offer".

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Both the purchase of Shares pursuant to the Offer and the Subsequent Transaction with Thomson are subject to such requirements. Until such requirements have been satisfied Purchaser is not obligated to accept for payment, or pay for, any tendered Shares. See "The Offer -- Conditions to the Offer".

     Pursuant to the requirements of the HSR Act, Purchaser filed, on November 2, 2000, and Thomson is expected, promptly after the date hereof, to file, a Notification and Report Form with respect to the Offer and Merger and the Subsequent Transaction, respectively, with the Antitrust Division and the FTC. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on November 17, 2000 and the waiting period with respect to the Subsequent Transaction with Thomson is scheduled to expire at 11:59 p.m, New York City time, 30 days after such filing. However, prior to such times, the Antitrust Division or the FTC may extend either waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser or relevant to the Subsequent Transaction from Thomson, as the case may be. If any such requests are made, the waiting period subject to such request will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser or on the 20th day after substantial compliance by Thomson, the Company and Reed Elsevier, as the case may be, with such request. Thereafter, such waiting period can be extended only by court order.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Subsequent Transaction. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Subsequent Transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Reed Elsevier, Thomson or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer or the Subsequent Transaction will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer or the Subsequent Transaction on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer -- Conditions to the Offer", including conditions with respect to litigation and certain governmental actions, "The Offer -- Plans for the Company" for a summary of the material terms of the Subsequent Transaction and "The Offer -- The Merger Agreement" for certain termination rights and obligations to make certain divestitures.

     Other Filings. Reed Elsevier and its affiliates, as well as the Company and Thomson, conduct operations and/or have sales in a number of foreign countries, and filings will have to be made with foreign governments under their pre-merger notification statutes.

     - United Kingdom. The United Kingdom Fair Trading Act 1973 (the "Fair Trading Act") will apply to an acquisition of the Company by the Purchaser. Under the Fair Trading Act, the Director General of Fair Trading can recommend to the Secretary of State for Trade and Industry that the Secretary refer the proposed acquisition to the Competition Commission which would then be required to determine whether the proposed acquisition "operates, or may be expected to operate, against the public interest". The Secretary of State for Trade and Industry has statutory powers to order, among other things, a disinvestment if the Competition Commission reports unfavorably on any acquisition. Purchaser intends to file notice of the Offer and Merger with the Office of Fair Trading and to seek confirmation that the Secretary of State does not intend to refer the Offer and Merger to the Competition Commission.

     - Republic of Ireland. Under the Competition Act 1991, as amended, the Offer and Merger must be notified to the Minister for Enterprise and Employment (the "Minister") within one month of the date of the Merger Agreement. Title to any shares or assets does not pass until clearance has been obtained. The Minister has 30 days from notification to refer the Offer and Merger to the Competition Authority. This period may be extended by a request by the Minister for further information. If the Minister refers the Offer and Merger to the Competition Authority, the Competition Authority has a further 30 days to report on its investigation (unless the Minister specifies a longer period). The Minister must publish the Competition Authority's report within a further two months.

In view of the limited activities of the Company in Ireland, the Purchaser intends to submit a short-form notification requesting a letter from the Minister confirming that the transaction is not notifiable and that the Minister does not intend to make a prohibition order or an order imposing conditions.

     - Federal Republic of Germany. Under the Act Against Restraints of Competition of the Federal Republic of Germany (the "German Cartel Act"), certain transactions may not be consummated unless a notification has been filed with the German Cartel Office (the "Cartel Office") and clearance has been obtained. The consummation of the Offer and the Merger are subject to such requirements.

       Pursuant to the requirements of the German Cartel Act, Purchaser expects to file a notification with respect to the Offer and Merger with the Cartel Office. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire one month after such filing. However, at the expiration of such time, the Cartel Office may instead of approving the transaction decide to make further investigations and, in connection with such further investigation, may extend the waiting period to a date that is up to four months from the date of filing.

     - Canada. Thomson has indicated that pre-notification to the Commissioner of Competition (the "Commissioner") is likely to be required with respect to the Subsequent Transaction pursuant to certain provisions of Canada's Competition Act. If the Subsequent Transaction is notifiable, it may not be completed prior to the expiration or earlier termination of the applicable waiting period after notice of such transaction has been delivered to the Commissioner. The waiting period may be 14 or 42 days from the time information is provided to the Commissioner, depending upon the type of information required to be provided to the Commissioner. If the Commissioner determines that the Subsequent Transaction would have the likely effect of lessening or preventing competition substantially, the Commissioner may apply to the Competition Tribunal (a special purpose Canadian tribunal) for an order to require, among other things, the disposition of the Canadian assets or shares acquired in such Subsequent Transaction. Thomson has indicated that it intends to file notice of its intent to complete the Subsequent Transaction with the Commissioner, if required.

     - Other Jurisdictions. The filing requirements of various jurisdictions are being analyzed by the parties and, where necessary, the parties intend to make such filings.

     If any requisite or advisable waiting period under applicable material antitrust law shall not have expired or been terminated by the Expiration Date, Purchaser may or, upon request of the Company, shall extend the Expiration Date. Although Reed Elsevier and Purchaser believe that neither the acquisition of the Shares pursuant to the Offer nor the Subsequent Transaction would violate or be prohibited by applicable foreign antitrust or competition laws, there can be no assurance that a challenge to the Offer or the Subsequent Transaction on antitrust or competition grounds will not be made or, if such a challenge is made, what the outcome will be. If the consummation of the Offer or the Merger is prohibited by law, rule, regulation, judgment, injunction or certain similar actions, Purchaser shall not be obligated to accept for payment or pay for any tendered Shares and may terminate the Offer. See "The Offer -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

FEES AND EXPENSES

     Morgan Stanley is acting as the Dealer Manager in connection with the Offer and is acting also as financial advisor to Reed Elsevier in connection with Reed Elsevier's proposed acquisition of the Company. Morgan Stanley will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Reed Elsevier and Purchaser will indemnify Morgan Stanley and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Morgan Stanley or its affiliates may also receive fees in connection with the credit facilities contemplated in the Commitment Letter and any contemplated equity offering.

     Reed Elsevier and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Citibank, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither Reed Elsevier nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF REED ELSEVIER OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under "The Offer -- Certain Information about the Company".

                                          REH MERGERSUB INC.

November 8, 2000

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF REED ELSEVIER INC. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Reed Elsevier Inc. and certain other information are set forth below. None of the directors and officers of Reed Elsevier Inc. listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------              ------------------------------------------
LOUIS J. ANDREOZZI...........................  Executive Vice President, Reed Elsevier Inc.
  (United States)                                (September 2000 to date); President and Chief
  9443 Springboro Pike                           Executive Officer, North American Legal Markets of
  Miamisburg, Ohio 45342                         Lexis-Nexis, a division of Reed Elsevier Inc. (May
                                                 2000 to date); President, Martindale-Hubbell, a
                                                 division of Reed Elsevier Inc. (1996 to May 2000);
                                                 Corporate Lawyer, Lexis-Nexis, a division of Reed
                                                 Elsevier Inc. (1994 to 1996)
MARK ARMOUR*.................................  Director and Chief Financial Officer, Reed
  (British)                                    International P.L.C. and Reed Elsevier plc (1996 to
  25 Victoria Street                             date) (Deputy Chief Financial Officer, 1995 to
  London SW1H 0EX                                1996); Member of the Executive Board and Chief
  United Kingdom                                 Financial Officer, Elsevier NV (1999 to date);
                                                 Chair, Reed Elsevier Inc. (February 2000 to date);
                                                 Chair, REH Mergersub Inc. (October 2000 to date)
CHARLES P. FONTAINE*.........................  Director, Vice President -- Tax and Assistant Clerk,
  (United States)                              Reed Elsevier Inc. (1998 to date); Tax Director and
  275 Washington Street                          Assistant Treasurer, Reed Elsevier Inc. (1994 to
  Newton, MA 02458                               1998); Assistant Treasurer and Assistant Secretary,
                                                 Reed Elsevier U.S. Holdings Inc. (1991 to date);
                                                 Director, Vice President and Treasurer, REH
                                                 Mergersub Inc. (October 2000 to date)
JULIE GOLDWEITZ..............................  Associate General Counsel (1999 to date) and Assistant
  (United States)                                Clerk (1998 to date), Reed Elsevier Inc.; Corporate
  275 Washington Street                          Counsel, Reed Elsevier Inc. (1995 to 1999)
  Newton, MA 02458
HENRY Z. HORBACZEWSKI*.......................  Director, Senior Vice President, General Counsel and
  (United States)                              Clerk, Reed Elsevier Inc. (1986 to date); Director
  275 Washington Street                          (1994 to date), Vice President, General Counsel and
  Newton, MA 02458                               Secretary, Reed Elsevier U.S. Holdings Inc. (1991 to
                                                 date); Director, Vice President and Secretary, REH
                                                 Mergersub Inc. (October 2000 to date)
MICHAEL JACOBS...............................  Assistant Clerk, Reed Elsevier Inc. (1996 to date);
  (United States)                              Vice President and General Counsel, Lexis-Nexis, a
  9443 Springboro Pike                           division of Reed Elsevier Inc. (1997 to date);
  Miamisburg, OH 45342                           Deputy General Counsel, Lexis-Nexis, a division of
                                                 Reed Elsevier Inc. (1990 to 1997)

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------              ------------------------------------------
STEVEN F. KORTE..............................  Executive Vice President, Reed Elsevier Inc.
  (United States)                                (September 2000 to date); President, Rigby, a
  500 Coventry Lane, Suite 200                   division of Reed Elsevier Inc. (1994 to date)
  Crystal Lake, IL 60014
GAIL H. LITTLEJOHN...........................  Vice President -- Government Relations, Reed Elsevier
  (United States)                              Inc. (1998 to date); Senior Vice
  1150 18th Street N.W.                          President -- Corporate Communications, Lexis-Nexis,
  Washington D.C. 20036                          a division of Reed Elsevier Inc. (1998 to 1999);
                                                 Vice President -Editorial Publishing, Lexis-Nexis, a
                                                 division of Reed Elsevier Inc. (1995 to 1998)
KEITH MCGARR.................................  Chief Technology Officer, Reed Elsevier plc (July 2000
  (United States)                              to date); Executive Vice President -- Technology, Reed
  2 Park Avenue, 7th Floor                       Elsevier Inc. (September 2000 to date); Vice
  New York, NY 10016                             President, Federal Express Corporation (1983 to July
                                                 2000)
BRIAN NAIRN..................................  Executive Vice President, Reed Elsevier Inc. (1999 to
  (British)                                    date); President and Chief Operating Officer, Cahners
  350 Hudson Street                              Business Information, a division of Reed Elsevier
  New York, NY 10023                             Inc. (1996 to date); President, Advanstar Publishing
                                                 (1991 to 1996)
WILLARD W. PARDUE............................  Executive Vice President, Reed Elsevier Inc.
  (United States)                                (September 2000 to date); President and Chief
  9443 Springboro Pike                           Executive Officer, US Corporate and Federal Markets,
  Miamisburg, OH 45342                           Lexis-Nexis, a division of Reed Elsevier Inc. (May
                                                 2000 to date); Chief Operating Officer, Nexis (1999
                                                 to May 2000); Vice President & Publisher,
                                                 Lexis-Nexis, a division of Reed Elsevier Inc. (1998
                                                 to 1999); Vice President -- Marketing, Lexis-Nexis,
                                                 a division of Reed Elsevier Inc. (1997 to 1998);
                                                 Director of Marketing, The Washington Post Company
                                                 (1993 to 1997)
ANDREW PROZES................................  Executive director, Reed International P.L.C. and Reed
  (Canada)                                       Elsevier plc (2000 to date); Vice Chair, Reed
  2 Park Avenue, 7th Floor                       Elsevier Inc. (September 2000 to date); Global CEO
  New York, NY 10016                             of Reed Elsevier plc's Legal Information Group (July
                                                 2000 to date); Executive Vice President of West
                                                 Group (1997 to July 2000); President and Chief
                                                 Executive Officer of EBC Software (1996 to 1997);
                                                 Group President Southam Inc. (1994 to 1996)
JOHN J. REGAZZI..............................  Executive Vice President, Reed Elsevier Inc.
  (United States)                                (September 2000 to date); President & Chief
  655 Avenue of the Americas                     Executive Officer, Elsevier Science Inc. (December
  New York, NY 10010                             1999 to date); President & Chief Executive Officer,
                                                 Engineering Information (1989 to date)
PAUL RICHARDSON*.............................  Group Treasurer, Reed Elsevier plc (1997 to date);
  (British)                                    Director and Senior Vice President -- Finance, Reed
  2 Park Avenue, 7th Floor                       Elsevier Inc. (1998 to date) and Treasurer (April
  New York, NY 10016                             2000 to date); Director (1999 to date), Vice
                                                 President -- Finance and Treasurer, Reed Elsevier
                                                 U.S. Holdings Inc. (1995 to date); Director and
                                                 President, REH Mergersub Inc. (October 2000 to date)

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------              ------------------------------------------
MARK L. SEELEY...............................  Assistant Clerk, Reed Elsevier Inc. (1997 to date);
  (United States)                              Corporate Counsel, Reed Elsevier Inc. (1989 to 1995);
  Elsevier Science/Cell Press                    General Counsel, Elsevier Science (1995 to date)
  1100 Massachusetts Avenue
  Cambridge, MA 02138
MARC TEREN...................................  Executive Vice President, Reed Elsevier Inc. (March
  (United States)                              2000 to date); Chief Executive Officer, Cahners
  350 Hudson Street                              Business Information, a division of Reed Elsevier
  New York, NY 10023                             Inc. (January 2000 to date); Chief Executive
                                                 Officer, Washington Post -- Newsweek Interactive
                                                 (1997 to January 2000); Vice President, Disney
                                                 Interactive Entertainment (1992 to 1997)
CHRISTOPHER D. THOMAS........................  Senior Vice President, Reed Elsevier Inc. (June 2000
  (British)                                    to date); Director -- Compensation & Benefits, Reed
  25 Victoria Street                             Elsevier (UK) Ltd (1994 to date)
  London SW1H 0EX
  United Kingdom
RICHARD E. WHITE.............................  Executive Vice President, Reed Elsevier Inc. (1999 to
  (United States)                              date); President and Chief Executive Officer, Reed
  383 Main Avenue                                Exhibition Companies, a division of Reed Elsevier
  Norwalk, CT 06851                              Inc. (1999 to date); GM, Subsidiary Brands, Nike,
                                                 Inc. (1997 to 1999); Chief Executive Officer,
                                                 Strategic Merchandising Association (1994 to 1997)

     2. DIRECTORS AND EXECUTIVE OFFICERS OF REH MERGERSUB INC. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of REH Mergersub Inc. and certain other information are set forth below. None of the directors and officers of REH Mergersub Inc. listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------              ------------------------------------------
MARK ARMOUR*.................................  Director and Chief Financial Officer, Reed
  (British)                                    International P.L.C. and Reed Elsevier plc (1996 to
  25 Victoria Street                             date) (Deputy Chief Financial Officer, 1995 to
  London SW1H 0EX                                1996); Member of the Executive Board and Chief
  United Kingdom                                 Financial Officer, Elsevier NV (1999 to date);
                                                 Chair, Reed Elsevier Inc. (February 2000 to date);
                                                 Chair, REH Mergersub Inc. (October 2000 to date)
CHARLES P. FONTAINE*.........................  Director, Vice President -- Tax and Assistant Clerk,
  (United States)                              Reed Elsevier Inc. (1998 to date); Tax Director and
  275 Washington Street                          Assistant Treasurer, Reed Elsevier Inc. (1994 to
  Newton, MA 02458                               1998); Assistant Treasurer and Assistant Secretary,
                                                 Reed Elsevier U.S. Holdings Inc. (1991 to date);
                                                 Director, Vice President and Treasurer, REH
                                                 Mergersub Inc. (October 2000 to date)
HENRY Z. HORBACZEWSKI*.......................  Director, Senior Vice President, General Counsel and
  (United States)                              Clerk, Reed Elsevier Inc. (1986 to date); Director
  275 Washington Street                          (1994 to date), Vice President, General Counsel and
  Newton, MA 02458                               Secretary, Reed Elsevier U.S. Holdings Inc. (1991 to
                                                 date); Director, Vice President and Secretary, REH
                                                 Mergersub Inc. (October 2000 to date)
PAUL RICHARDSON*.............................  Group Treasurer, Reed Elsevier plc (1997 to date);
  (British)                                    Director and Senior Vice President -- Finance, Reed
  2 Park Avenue, 7th Floor                       Elsevier Inc. (1998 to date) and Treasurer (April
  New York, NY 10016                             2000 to date); Director (1999 to date), Vice
                                                 President -- Finance and Treasurer, Reed Elsevier
                                                 U.S. Holdings Inc. (1995 to date); Director and
                                                 President, REH Mergersub Inc. (October 2000 to date)

     3. DIRECTORS AND EXECUTIVE OFFICERS OF REED ELSEVIER U.S. HOLDINGS
INC. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Reed Elsevier U.S. Holdings Inc. and certain other information are set forth below. None of the directors and officers of Reed Elsevier U.S. Holdings Inc. listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                  CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------           ------------------------------------------
CHARLES P. FONTAINE...............       Director, Vice President -- Tax and Assistant Clerk, Reed
  (United States)                        Elsevier Inc. (1998 to date); Tax Director and Assistant
  275 Washington Street                    Treasurer, Reed Elsevier Inc. (1994 to 1998); Assistant
  Newton, MA 02458                         Treasurer and Assistant Secretary, Reed Elsevier U.S.
                                           Holdings Inc. (1991 to date); Director, Vice President and
                                           Treasurer, REH Mergersub Inc. (October 2000 to date)
HENRY Z. HORBACZEWSKI*............       Director, Senior Vice President, General Counsel and Clerk,
  (United States)                        Reed Elsevier Inc. (1986 to date); Director (1994 to date),
  275 Washington Street                    Vice President, General Counsel and Secretary, Reed
  Newton, MA 02458                         Elsevier U.S. Holdings Inc. (1991 to date); Director, Vice
                                           President and Secretary, REH Mergersub Inc. (October 2000
                                           to date)
VERA J. LANG......................       Treasurer, Reed Elsevier Inc. (1995 to February 2000);
  (United States)                        Assistant Treasurer, Reed Elsevier U.S. Holdings Inc. (1995
  121 Chanlon Road                         to date); Chief Financial Officer, Reed Elsevier New
  New Providence, NJ 07974                 Providence (February 2000 to date);
PAUL RICHARDSON*..................       Group Treasurer, Reed Elsevier plc (1997 to date); Director
  (British)                              and Senior Vice President -- Finance, Reed Elsevier Inc.
  2 Park Avenue, 7th Floor                 (1998 to date) and Treasurer (April 2000 to date);
  New York, NY 10016                       Director (1999 to date), Vice President -- Finance and
                                           Treasurer, Reed Elsevier U.S. Holdings Inc. (1995 to
                                           date); Director and President, REH Mergersub Inc. (October
                                           2000 to date)

     4. DIRECTORS AND EXECUTIVE OFFICERS OF REED ELSEVIER OVERSEAS BV. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Reed Elsevier Overseas BV and certain other information are set forth below. None of the directors and officers of Reed Elsevier Overseas BV listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                      CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------               ------------------------------------------
MARK ARMOUR*.................................    Director and Chief Financial Officer, Reed
                                                 International P.L.C. and Reed Elsevier plc (1996 to
  (British)                                        date) (Deputy Chief Financial Officer, 1995 to
  25 Victoria Street                               1996); Member of the Executive Board and Chief
  London SW1H 0EX                                  Financial Officer, Elsevier NV (1999 to date);
  United Kingdom                                   Chair, Reed Elsevier Inc. (February 2000 to date);
                                                   Chair, REH Mergersub Inc. (October 2000 to date);
                                                   Member of the Management Board of Reed Elsevier
                                                   Holdings BV and Reed Elsevier Overseas BV
ERIK EKKER*..................................    Company Secretary, Elsevier NV; Legal Director --
                                                   Continental Europe, Reed Elsevier plc (1993 to
  (The Netherlands)                                date); Member of the Management Board of Reed
  Van de Sande Bakhuyzenstraat 4                   Elsevier Holdings BV and Reed Elsevier Overseas BV
  1061 AG, Amsterdam
  The Netherlands
DERK HAANK*..................................    Director, Reed Elsevier plc and Reed International
                                                 P.L.C. (1999 to date); Member of the Executive
  (The Netherlands)                                Board, Elsevier NV (2000 to date); Chief Executive
  Sara Burgerhartstraat 25                         Officer, Elsevier Science (1998 to date); Chief
  1055 NV Amsterdam                                Executive Officer, Elsevier Business Information
  The Netherlands                                  (1991 to 1998); Member of the Management Board of
                                                   Reed Elsevier Holdings BV and Reed Elsevier
                                                   Overseas BV

     5. DIRECTORS AND EXECUTIVE OFFICERS OF REED ELSEVIER HOLDINGS BV. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Reed Elsevier Holdings BV and certain other information are set forth below. None of the directors and officers of Reed Elsevier Holdings BV listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                      CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------               ------------------------------------------
MARK ARMOUR*.................................    Director and Chief Financial Officer, Reed
                                                 International P.L.C. and Reed Elsevier plc (1996 to
  (British)                                        date) (Deputy Chief Financial Officer, 1995 to
  25 Victoria Street                               1996); Member of the Executive Board and Chief
  London SW1H 0EX                                  Financial Officer, Elsevier NV (1999 to date);
  United Kingdom                                   Chair, Reed Elsevier Inc. (February 2000 to date);
                                                   Chair, REH Mergersub Inc. (October 2000 to date);
                                                   Member of the Management Board of Reed Elsevier
                                                   Holdings BV and Reed Elsevier Overseas BV
ERIK EKKER*..................................    Company Secretary, Elsevier NV; Legal Director --
                                                   Continental Europe, Reed Elsevier plc (1993 to
  (The Netherlands)                                date); Member of the Management Board of Reed
  Van de Sande Bakhuyzenstraat 4                   Elsevier Holdings BV and Reed Elsevier Overseas BV
  1061 AG, Amsterdam
  The Netherlands
DERK HAANK*..................................    Director, Reed Elsevier plc and Reed International
                                                 P.L.C. (1999 to date); Member of the Executive
  (The Netherlands)                                Board, Elsevier NV (2000 to date); Chief Executive
  Sara Burgerhartstraat 25                         Officer, Elsevier Science (1998 to date); Chief
  1055 NV Amsterdam                                Executive Officer, Elsevier Business Information
  The Netherlands                                  (1991 to 1998); Member of the Management Board of
                                                   Reed Elsevier Holdings BV and Reed Elsevier
                                                   Overseas BV

     6. DIRECTORS AND EXECUTIVE OFFICERS OF REED ELSEVIER PLC. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Reed Elsevier plc and certain other information are set forth below. None of the directors and officers of Reed Elsevier plc listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------              ------------------------------------------
MARK ARMOUR*.................................  Director and Chief Financial Officer, Reed
                                               International P.L.C. and Reed Elsevier plc (1996 to
  (British)                                      date) (Deputy Chief Financial Officer, 1995 to
  25 Victoria Street                             1996); Member of the Executive Board and Chief
  London SW1H 0EX                                Financial Officer, Elsevier NV (1999 to date);
  United Kingdom                                 Chair, Reed Elsevier Inc. (February 2000 to date);
                                                 Chair, REH Mergersub Inc. (October 2000 to date)
JOHN BROCK*..................................  Non-executive director of Reed Elsevier plc and Reed
                                                 International P.L.C., and member of the Supervisory
  (United States)                                Board of Elsevier NV (1996 to date); Chief Operating
  Cadbury Schweppes                              Officer, Cadbury Schweppes plc (March 2000 to date);
  25 Berkeley Square                             Managing Director and Chief Executive
  London W1X 6HT                                 Officer -- Global Beverages Stream, Cadbury
  United Kingdom                                 Schweppes plc (1996 to March 2000); Chief Executive
                                                 Officer, Dr Pepper 7 Up (DPSU) (1995 to 1996)
CRISPIN DAVIS*...............................  Director and Chief Executive Officer, Reed
                                               International P.L.C. and Reed Elsevier plc (1999 to
  (British)                                      date); Chief Executive Officer and Member of the
  25 Victoria Street                             Executive Board, Elsevier NV (1999 to date); Chief
  London SW1H 0EX                                Executive Officer, Aegis Group plc (1994 to 1999)
  United Kingdom
DERK HAANK*..................................  Director, Reed Elsevier plc and Reed International
                                               P.L.C. (1999 to date); Member of the Executive Board,
  (The Netherlands)                              Elsevier NV (2000 to date); Chief Executive Officer,
  Sara Burgerhartstraat 25                       Elsevier Science (1998 to date); Chief Executive
  1055 NV Amsterdam                              Officer, Elsevier Business Information (1991 to
  The Netherlands                                1998); Member of the Management Board of Reed
                                                 Elsevier Holdings BV and Reed Elsevier Overseas BV
ROELOF NELISSEN*.............................  Member of the Supervisory Board, Elsevier NV (1990 to
                                                 date); Non-executive director, Reed Elsevier plc and
  (The Netherlands)                              Reed International P.L.C. (1999 to date) (having
  Hoog Hoefloo 36                                previously been a non-executive director of Reed
  1251 ED LAREN N-H                              Elsevier plc from 1993 to 1998); Non-executive
  The Netherlands                                director NVLS (1973 to date); Non-executive director
                                                 KBB NV (1993 to date); Non-executive director Ahold
                                                 NV (1985 to date); formerly Chief Executive Officer
                                                 of ABN AMRO Bank NV

                                                     CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------              ------------------------------------------
STEVEN PERRICK*..............................  Member of the Supervisory Board, Elsevier NV (1998 to
                                                 date); Non-executive director, Reed Elsevier plc
  (The Netherlands)                              (1998 to date); Non-executive director, Reed
  Apollolaan 151                                 International P.L.C. (1999 to date); Lawyer,
  1077 AR Amsterdam                              Freshfields Bruckhaus Deringer (1999 to date);
  The Netherlands                                Lawyer, DBBW (1996 to 1999); Lawyer, Loeff Claeys
                                                 Verbeke (1996 to 1997); Professor at Erasmus
                                                 University, Rotterdam
ANDREW PROZES*...............................  Executive director, Reed International P.L.C. and Reed
                                                 Elsevier plc (2000 to date); Vice Chair, Reed
  (Canada)                                       Elsevier Inc. (September 2000 to date); Global CEO
  2 Park Avenue, 7th Floor                       of Reed Elsevier plc's Legal Information Group (July
  New York, NY 10016                             2000 to date); Executive Vice President of West
                                                 Group (1997 to July 2000); President and Chief
                                                 Executive Officer of EBC Software (1996 to 1997);
                                                 Group President Southam Inc. (1994 to 1996)
MARK RADCLIFFE...............................  Company Secretary & Director of Corporate Services,
                                               Reed Elsevier plc (1995 to date); Company Secretary,
  (British)                                      Reed International P.L.C. (1995 to date)
  25 Victoria Street
  London SW1H 0EX
  United Kingdom
PAUL RICHARDSON..............................  Group Treasurer, Reed Elsevier plc (1997 to date);
                                               Director and Senior Vice President -- Finance, Reed
  (British)                                      Elsevier Inc. (1998 to date) and Treasurer (April
  2 Park Avenue, 7th Floor                       2000 to date); Director (1999 to date), Vice
  New York, NY 10016                             President -- Finance and Treasurer, Reed Elsevier
                                                 U.S. Holdings Inc. (1995 to date); Director and
                                                 President, REH Mergersub Inc. (October 2000 to date)
ROLF STOMBERG*...............................  Non-executive director, Reed International P.L.C. and
                                               Reed Elsevier plc and a member of the Supervisory
  (German)                                       Board, Elsevier NV (1999 to date); Chairman of the
  25 Ely Place                                   Board, John Mowlem & Co. plc; Managing Director BP
  London EC1N 6TD                                Co. plc (1995 to 1997)
  United Kingdom
MORRIS TABAKSBLAT*...........................  Chairman of Reed Elsevier plc and Reed International
                                                 P.L.C., and Chairman of the Supervisory Board of
  (The Netherlands)                              Elsevier NV (1999 to date); Chairman of the
  Van de Sande Bakhuyzenstraat 4                 Supervisory Board, Aegon Verzekeringen N.V.; Member
  1061 AG, Amsterdam                             of the Supervisory Board, TNT Post Group; Chairman
  The Netherlands                                and Chief Executive Officer, Unilever NV (1994 to
                                                 1999); Chairman, European Round Table of
                                                 Industrialists (ERT)
DAVID WEBSTER*...............................  Non-executive director, Reed International P.L.C.
                                               (1992 to date) and Reed Elsevier plc (1993 to date);
  (British)                                      Member of the Supervisory Board, Elsevier NV (1999
  6 Millington Road                              to date); Chairman, Safeway plc
  Hayes, Middlesex U834AY
  United Kingdom

     7. DIRECTORS AND EXECUTIVE OFFICERS OF ELSEVIER NV. Elsevier NV has a two-tier board structure comprising a Supervisory Board of eight members, all of whom are non-executives and an Executive Board of three members. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director (of both the Supervisory Board and the Executive Committee) and executive officer of Elsevier NV and certain other information are set forth below. None of the directors and officers of Elsevier NV listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors of the Supervisory Board are identified by an asterisk. The three current members of the Executive Board are Crispin Davis (Chief Executive Officer), Mark Armour (Chief Financial Officer) and Derk Haank.

                                                      CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------               ------------------------------------------
MARK ARMOUR..................................    Director and Chief Financial Officer, Reed
                                                 International P.L.C. and Reed Elsevier plc (1996 to
  (British)                                        date) (Deputy Chief Financial Officer, 1995 to
  25 Victoria Street                               1996); Member of the Executive Board and Chief
  London SW1H 0EX                                  Financial Officer, Elsevier NV (1999 to date);
  United Kingdom                                   Chair, Reed Elsevier Inc. (February 2000 to date);
                                                   Chair, REH Mergersub Inc. (October 2000 to date)
MRS G J DE BOER-KRUYT*.......................    Member of the Supervisory Board, Elsevier NV (April
                                                   2000 to date); Non-executive director, Sara Lee/
  (The Netherlands)                                DE; Non-executive director H.B.G.; Non-executive
  Hoofdgracht 65                                   director InternatioMuller
  1411 LB Naarden
  The Netherlands
JOHN BROCK*..................................    Non-executive director of Reed Elsevier plc and Reed
                                                   International P.L.C., and member of the
  (United States)                                  Supervisory Board of Elsevier NV (1996 to date);
  Cadbury Schweppes                                Chief Operating Officer, Cadbury Schweppes plc
  25 Berkeley Square                               (March 2000 to date); Managing Director and Chief
  London W1X 6HT                                   Executive Officer -- Global Beverages Stream,
  United Kingdom                                   Cadbury Schweppes plc (1996 to March 2000); Chief
                                                   Executive Officer, Dr Pepper 7 Up (DPSU) (1995 to
                                                   1996)
CRISPIN DAVIS................................    Director and Chief Executive Officer, Reed
                                                 International P.L.C. and Reed Elsevier plc (1999 to
  (British)                                        date); Chief Executive Officer and Member of the
  25 Victoria Street                               Executive Board, Elsevier NV (1999 to date); Chief
  London SW1H 0EX                                  Executive Officer, Aegis Group plc (1994 to 1999)
  United Kingdom
ERIK EKKER...................................    Company Secretary, Elsevier NV; Legal Director --
                                                   Continental Europe, Reed Elsevier plc (1993 to
  (The Netherlands)                                date); Member of the Management Board of Reed
  Van de Sande Bakhuyzenstraat 4                   Elsevier Holdings BV and Reed Elsevier Overseas BV
  1061 AG, Amsterdam
  The Netherlands
OTTO TER HAAR*...............................    Member of the Supervisory Board, Elsevier N.V. (1990
                                                 to date)
  (The Netherlands)
  11 Hishfield
  Kilnaleck, Co. Caven
  Ireland

                                                      CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------               ------------------------------------------
DERK HAANK...................................    Director, Reed Elsevier plc and Reed International
                                                 P.L.C. (1999 to date); Member of the Executive
  (The Netherlands)                                Board, Elsevier NV (2000 to date); Chief Executive
  Sara Burgerhartstraat 25                         Officer, Elsevier Science (1998 to date); Chief
  1055 NV Amsterdam                                Executive Officer, Elsevier Business Information
  The Netherlands                                  (1991 to 1998); Member of the Management Board of
                                                   Reed Elsevier Holdings BV and Reed Elsevier
                                                   Overseas BV
ROELOF NELISSEN*.............................    Member of the Supervisory Board, Elsevier NV (1990
                                                 to date); Non-executive director, Reed Elsevier plc
  (The Netherlands)                                and Reed International P.L.C. (1999 to date)
  Hoog Hoefloo 36                                  (having previously been a non-executive director
  1251 ED LAREN N-H                                of Reed Elsevier plc from 1993 to 1998);
  The Netherlands                                  Non-executive director NVLS (1973 to date);
                                                   Non-executive director KBB NV (1993 to date);
                                                   Non-executive director Ahold NV (1985 to date);
                                                   formerly Chief Executive Officer of ABN AMRO Bank
                                                   NV
STEVEN PERRICK*..............................    Member of the Supervisory Board, Elsevier NV (1998
                                                 to date); Non-executive director, Reed Elsevier plc
  (The Netherlands)                                (1998 to date); Non-executive director, Reed
  Apollolaan 151                                   International P.L.C. (1999 to date); Lawyer,
  1077 AR Amsterdam                                Freshfields Bruckhaus Deringer (1999 to date);
  The Netherlands                                  Lawyer, DBBW (1996 to 1999); Lawyer, Loeff Claeys
                                                   Verbeke (1996 to 1997); Professor at Erasmus
                                                   University, Rotterdam
ROLF STOMBERG*...............................    Non-executive director, Reed International P.L.C.
                                                 and Reed Elsevier plc and a member (1999 to date);
  (German)                                         Member of the Supervisory Board, Elsevier NV (1999
  25 Ely Place                                     to date); Chairman of the Board, John Mowlem & Co.
  London EC1N 6TD                                  plc; Managing Director BP Co. plc (1995 to 1997)
  United Kingdom
MORRIS TABAKSBLAT*...........................    Chairman of Reed Elsevier plc and Reed International
                                                   P.L.C., and Chairman of the Supervisory Board of
  (The Netherlands)                                Elsevier NV (1999 to date); Chairman of the
  Van de Sande Bakhuyzenstraat 4                   Supervisory Board, Aegon Verzekeringen N.V.;
  1061 AG, Amsterdam                               Member of the Supervisory Board, TNT Post Group;
  The Netherlands                                  Chairman and Chief Executive Officer, Unilever NV
                                                   (1994 to 1999); Chairman, European Round Table of
                                                   Industrialists (ERT)
DAVID WEBSTER*...............................    Non-executive director, Reed International P.L.C.
                                                 (1992 to date) and Reed Elsevier plc (1993 to date);
  (British)                                        Member of the Supervisory Board, Elsevier NV (1999
  6 Millington Road                                to date); Chairman, Safeway plc
  Hayes, Middlesex U834AY
  United Kingdom

     8. DIRECTORS AND EXECUTIVE OFFICERS OF REED INTERNATIONAL P.L.C. The name, citizenship, business address, current principal occupation or employment and five-year employment history of each director and executive officer of Reed International P.L.C. and certain other information are set forth below. None of the directors and officers of Reed International P.L.C. listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Directors are identified by an asterisk.

                                                      CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------               ------------------------------------------
MARK ARMOUR*.................................    Director and Chief Financial Officer, Reed
                                                 International P.L.C. and Reed Elsevier plc (1996 to
  (British)                                        date) (Deputy Chief Financial Officer, 1995 to
  25 Victoria Street                               1996); Member of the Executive Board and Chief
  London SW1H 0EX                                  Financial Officer, Elsevier NV (1999 to date);
  United Kingdom                                   Chair, Reed Elsevier Inc. (February 2000 to date);
                                                   Chair, REH Mergersub Inc. (October 2000 to date)
JOHN BROCK*..................................    Non-executive director of Reed Elsevier plc and Reed
                                                   International P.L.C., and member of the
  (United States)                                  Supervisory Board of Elsevier NV (1996 to date);
  Cadbury Schweppes                                Chief Operating Officer, Cadbury Schweppes plc
  25 Berkeley Square                               (March 2000 to date); Managing Director and Chief
  London W1X 6HT                                   Executive Officer -- Global Beverages Stream,
  United Kingdom                                   Cadbury Schweppes plc (1996 to March 2000); Chief
                                                   Executive Officer, Dr Pepper 7 Up (DPSU) (1995 to
                                                   1996)
CRISPIN DAVIS*...............................    Director and Chief Executive Officer, Reed
                                                 International P.L.C. and Reed Elsevier plc (1999 to
  (British)                                        date); Chief Executive Officer and Member of the
  25 Victoria Street                               Executive Board, Elsevier NV (1999 to date); Chief
  London SW1H 0EX                                  Executive Officer, Aegis Group plc (1994 to 1999)
  United Kingdom
DERK HAANK*..................................    Director, Reed Elsevier plc, Reed International
                                                 P.L.C.; Member of the Executive Board, Elsevier NV;
  (The Netherlands)                                Chief Executive Officer, Elsevier Science (1998 to
  Sara Burgerhartstraat 25                         date); Chief Executive Officer, Elsevier Business
  1055 NV Amsterdam                                Information (1991 to 1998); Member of the
  The Netherlands                                  Management Board of Reed Elsevier Holdings BV and
                                                   Reed Elsevier Overseas BV
ROELOF NELISSEN*.............................    Member of the Supervisory Board, Elsevier NV (1990
                                                 to date); Non-executive director, Reed Elsevier plc
  (The Netherlands)                                and Reed International P.L.C. (1999 to date)
  Hoog Hoefloo 36                                  (having previously been a non-executive director
  1251 ED LAREN N-H                                of Reed Elsevier plc from 1993 to 1998);
  The Netherlands                                  Non-executive director NVLS (1973 to date);
                                                   Non-executive director KBB NV (1993 to date);
                                                   Non-executive director Ahold NV (1985 to date);
                                                   formerly Chief Executive Officer of ABN AMRO Bank
                                                   NV

                                                      CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME (CITIZENSHIP) AND BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------               ------------------------------------------
STEVEN PERRICK*..............................    Member of the Supervisory Board, Elsevier NV (1998
                                                 to date); Non-executive director, Reed Elsevier plc
  (The Netherlands)                                (1998 to date); Non-executive director, Reed
  Apollolaan 151                                   International P.L.C. (1999 to date); Lawyer,
  1077 AR Amsterdam                                Freshfields Bruckhaus Deringer (1999 to date);
  The Netherlands                                  Lawyer, DBBW (1996 to 1999); Lawyer, Loeff Claeys
                                                   Verbeke (1996 to 1997); Professor at Erasmus
                                                   University, Rotterdam
ANDREW PROZES*...............................    Executive director, Reed International P.L.C. and
                                                 Reed Elsevier plc (2000 to date); Vice Chair, Reed
  (Canada)                                         Elsevier Inc. (September 2000 to date); Global CEO
  2 Park Avenue, 7th Floor                         of Reed Elsevier plc's Legal Information Group
  New York, NY 10016                               (July 2000 to date); Executive Vice President of
                                                   West Group (1997 to July 2000); President and
                                                   Chief Executive Officer of EBC Software (1996 to
                                                   1997); Group President Southam Inc. (1994 to 1996)
MARK RADCLIFFE...............................    Company Secretary & Director of Corporate Services,
                                                 Reed Elsevier plc (1995 to date); Company Secretary,
  (British)                                        Reed International P.L.C. (1995 to date)
  25 Victoria Street
  London SW1H 0EX
  United Kingdom
ROLF STOMBERG*...............................    Non-executive director, Reed International P.L.C.
                                                 and Reed Elsevier plc and a member of the
  (German)                                         Supervisory Board, Elsevier NV (1999 to date);
  25 Ely Place                                     Chairman of the Board, John Mowlem & Co. plc;
  London EC1N 6TD                                  Managing Director BP Co. plc (1995 to 1997)
  United Kingdom
MORRIS TABAKSBLAT*...........................    Chairman of Reed Elsevier plc and Reed International
                                                   P.L.C., and Chairman of the Supervisory Board of
  (The Netherlands)                                Elsevier NV (1999 to date); Chairman of the
  Van de Sande Bakhuyzenstraat 4                   Supervisory Board, Aegon Verzekeringen N.V.;
  1061 AG, Amsterdam                               Member of the Supervisory Board, TNT Post Group;
  The Netherlands                                  Chairman and Chief Executive Officer, Unilever NV
                                                   (1994 to 1999); Chairman, European Round Table of
                                                   Industrialists (ERT)
DAVID WEBSTER*...............................    Non-executive director, Reed International P.L.C.
                                                 (1992 to date) and Reed Elsevier plc (1993 to date);
  (British)                                        Member of the Supervisory Board, Elsevier NV (1999
  6 Millington Road                                to date); Chairman, Safeway plc
  Hayes, Middlesex U834AY
  United Kingdom

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                                 CITIBANK, N.A.

           BY MAIL:                       BY COURIER:                      BY HAND:
         P.O. Box 685               915 Broadway, 5th Floor         Corporate Trust Window
      Old Chelsea Station             New York, NY 10010          111 Wall Street, 5th Floor
      New York, NY 10113                                              New York, NY 10043
                                  BY FACSIMILE TRANSMISSION:
                                  (FOR ELIGIBLE INSTITUTIONS
                                             ONLY)
                                        (212) 505-2248
                                CONFIRM FACSIMILE BY TELEPHONE:
                                        (800) 270-0808
                                    (For Confirmation Only)

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MacKenzie Partners, Inc. Logo]
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                                 (212) 929-5500

                                       OR

                         CALL TOLL FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4834